UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MSCI Inc.

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MSCI Inc.

7 World Trade Center

250 Greenwich Street, 49th Floor

New York, New York 10007

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 30, 2014 2:30 PM, LOCAL TIME

March 17, 2014

Fellow Shareholder:

I cordially invite you to attend MSCI Inc.’s 2014 annual meeting of shareholders to be held at 7 World Trade Center, 250 Greenwich Street, 48th Floor, New York, New York 10007 and via the Internet through a virtual web conference at www.virtualshareholdermeeting.com/MSCI on April 30, 2014 at 2:30 PM, local time, and any adjournments or postponements thereof, for the following purposes:

1.	To elect the members of our Board of Directors;

2.	To approve, by non-binding vote, our executive compensation, as described in these proxy materials;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

4.	To transact such other business as may properly come before the annual meeting or any one or more adjournments thereof.

Our Board of Directors recommends that you vote “FOR” the election of the directors, the approval, on an advisory basis, of our executive compensation and the ratification of the appointment of our independent auditor.

We are pleased to take advantage of the Securities and Exchange Commission rules again this year that allow us to furnish our proxy materials over the Internet. As a result, we are mailing to many of our shareholders the Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials, including this Proxy Statement, and our 2013 Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this Proxy Statement (including proxy card) and our 2013 Annual Report on Form 10-K over the Internet, how to request a paper or e-mail copy of these materials and how to vote in person, by Internet and mail. We believe that posting the proxy materials on the Internet expedites shareholders’ receipt of the information that they need, while lowering our costs of printing and delivery and reducing the environmental impact of our annual meeting of shareholders.

Our Board of Directors has fixed the close of business on March 5, 2014 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. Only shareholders of record at the close of business on March 5, 2014 are entitled to notice of, and to vote at, the annual meeting. The Notice of Internet Availability of Proxy Materials was mailed to our shareholders of record beginning on or about March 17, 2014. These proxy materials are being made available beginning on or about March 17, 2014.

As a shareholder of MSCI Inc., your vote is important. Whether or not you plan to attend our 2014 annual meeting of shareholders in person or via the Internet, it is important that you vote as soon as possible to ensure that your shares are represented. Please refer to the proxy card or Notice of Internet Availability of Proxy Materials distributed to you on March 17, 2014 for information on how to vote by Internet, telephone or mail.

Thank you for your support of MSCI Inc.

Very truly yours,

Henry A. Fernandez
Chairman, Chief Executive Officer and President

*****

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on

April 30, 2014. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended

December 31, 2013 are available at www.proxyvote.com. Information contained on the website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

MSCI Inc.

7 World Trade Center

250 Greenwich Street, 49th Floor

New York, New York 10007

PROXY STATEMENT

2014 Annual Meeting of Shareholders

to be held April 30, 2014

We are furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2014 annual meeting of shareholders or any adjournments or postponements thereof. We are mailing the Notice of Internet Availability of Proxy Materials on or about March 17, 2014. This Proxy Statement is being made available to our shareholders on or about March 17, 2014. In this Proxy Statement, we refer to MSCI Inc. as the “Company,” “MSCI,” “we,” “our” or “us” and the Board of Directors as the “Board.” Also, when we refer to “fiscal” or “fiscal year” in this Proxy Statement, we mean the twelve-month period ending or ended on December 31 of the stated year.

Questions and Answers about the Annual Meeting and Voting

What are the date, time and place of the annual meeting?

We will hold the annual meeting on April 30, 2014 at 2:30 PM, local time, at 7 World Trade Center, 250 Greenwich Street, 48th Floor, New York, NY 10007, as well as via the Internet at www.virtualshareholdermeeting.com/MSCI. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report filed with the Securities and Exchange Commission (“SEC”).

Who may vote at the annual meeting?

The record date for the annual meeting is March 5, 2014. If you were the owner of MSCI’s common stock as of the close of business on March 5, 2014, you may vote at the annual meeting. Each share of common stock entitles you to one vote on each matter voted on at the annual meeting.

If attending the annual meeting in person, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement. If attending the annual meeting virtually through the Internet, you must provide your 12-digit control number to enter the annual meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/MSCI.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we are making this Proxy Statement and our 2013 Annual Report on Form 10-K available to our shareholders over the Internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our 2013 Annual Report on Form 10-K over the Internet, how to request a paper or e-mail copy of these materials and how to vote in person, by Internet and mail. We will mail the Notice of Internet Availability of Proxy Materials on or about March 17, 2014. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials electronically, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it. See “Consent to Electronic Delivery of Annual Meeting Materials” on page 53 for further information on electing to receive proxy materials electronically.

How many shares must be present to hold the annual meeting?

A majority of the shares of our common stock outstanding at the close of business on the record date must be present in person or by proxy at the annual meeting, or by attendance through the Internet at the virtual annual meeting, in order to hold the meeting and conduct business. This is called a “quorum.” On the record date, 116,676,270 shares of common stock were outstanding. Your shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting or through the Internet at the virtual annual meeting, or properly submit your proxy prior to the annual meeting.

What is the difference between holding shares as a “record holder” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with MSCI’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered a “shareholder of record” with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker dealer, or other holder of record, then you are considered to be the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials and other proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by following their instructions for voting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares only with respect to the proposal related to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal 2014.

How do I vote my shares without attending the annual meeting?

Whether you are a “shareholder of record” or hold your shares in “street name,” you may direct your vote without attending the annual meeting in person or through the Internet at the virtual annual meeting.

If you hold shares as a record holder, you may vote through the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials. If you requested printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail or by submitting your vote by telephone or Internet as described on your proxy card. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you submit a signed proxy card without indicating your vote, the officers of MSCI named as proxies voting the proxy will vote your shares according to the Board’s recommendations.

If you hold shares as a record holder and plan to vote by telephone, mail or Internet in advance of the annual meeting, your vote must be received by 11:59 p.m., eastern time, on April 29, 2014 to be counted. Internet voting during the annual meeting is also permissible through the Internet at the virtual annual meeting hosted at www.virtualshareholdermeeting.com/MSCI.

If you hold shares through a broker, follow the voting instructions you receive from your broker. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker nominee as you have directed.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote:

1.	“FOR” the election of the nominees for the Board named in this Proxy Statement;

2.	“FOR” the approval of our executive compensation, as described in this Proxy Statement; and

3.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditor.

What are broker non-votes and how are they counted at the annual meeting?

Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain discretionary items but not other, non-discretionary items, as determined by the New York Stock Exchange (“NYSE”):

•

Discretionary Item. Proposal 3—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2014 is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

•

Non-discretionary Items. Proposal 1—election of directors and Proposal 2—approve, by non-binding vote, our executive compensation are considered “non-discretionary” items. NYSE members that do not receive instructions from beneficial owners may not vote on these proposals on behalf of their customers.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of the election of directors and the advisory approval of our executive compensation and will therefore have no effect on the outcome of these proposals. This is because each of these proposals requires consideration of the votes cast and broker non-votes are not considered votes cast under the laws of Delaware (our state of incorporation). Therefore, if you hold your shares through a broker, it is critically important that you submit your voting instructions if you want your shares to count in the election of directors and the advisory approval of our executive compensation.

How do I vote my shares in person at the annual meeting or via the Internet while attending the virtual annual meeting?

Even if you plan to attend the annual meeting in person or through the Internet at the virtual annual meeting, we encourage you to vote by telephone or Internet, or by returning a proxy card if you requested printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, attend the annual meeting. If you are a “shareholder of record,” you may vote in person by marking and signing the ballot to be provided at the annual meeting. If you are the beneficial owner of shares held in “street name” and you want to vote in person at the annual meeting, you must obtain a legal proxy in your name from your bank, broker or other record holder and present it at the annual meeting.

Instructions on how to attend and participate via the Internet, including how to vote, are posted at www.virtualshareholdermeeting.com/MSCI.

Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions.

How many votes are required to approve the election of the directors and how are my votes counted?

Proposal 1 is an uncontested director election. In uncontested director elections, our Amended and Restated Bylaws (“Bylaws”) require that each director nominee be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director.

Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” Our Bylaws also provide that, in order for an incumbent director to become a nominee of the Board, each director must submit an irrevocable resignation as director that becomes effective if (i) he or she is not elected by shareholders in an uncontested election and (ii) the Board accepts the resignation. If a director is not elected in an uncontested election, the Nominating and Corporate Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

With regard to proposal 1—election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” An abstention will not count as a vote “FOR” or “AGAINST” the election of a director and will therefore have no effect on the outcome of the election of our directors in an uncontested election, because abstentions are not considered votes cast under the laws of Delaware (our state of incorporation).

How many votes are required to approve the other proposals and how are my votes counted?

Approval of proposals 2 and 3 each require the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the annual meeting and entitled to vote on these proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to these proposals.

If you abstain from voting on any of these proposals, your shares will be counted as present for purposes of establishing a quorum at the annual meeting. An abstention will not count as a vote “FOR” or “AGAINST” proposals 2 and 3 at the annual meeting and will have no effect on the outcome, because abstentions are not considered votes cast under the laws of Delaware (our state of incorporation).

How do I revoke or change my proxy?

If you hold your shares as a “shareholder of record,” you can revoke or change your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to the attention of the Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; (3) voting in person at the annual meeting; or (4) voting via the Internet while attending the virtual annual meeting. Attending the annual meeting in person or virtually through the Internet does not revoke your proxy unless you vote in person at the annual meeting or via the Internet while attending the virtual annual meeting.

If you hold your shares as a beneficial holder in “street name,” you may revoke your proxy by following the instructions your broker, bank or other nominee provides.

Could other matters be decided at the annual meeting?

As of the date this Proxy Statement went to press, we did not know of any matters to be raised at the annual meeting other than those referred to in this Proxy Statement.

If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the annual meeting for consideration, the officers of MSCI named as proxies voting the proxy will have the discretion to vote on those matters for you.

Will the annual meeting be webcast?

A webcast replay of the annual meeting will be available at www.virtualshareholdermeeting.com/MSCI until April 30, 2015.

Will my vote be confidential?

Our Bylaws provide that your vote is confidential and will not be disclosed to any officer, director or employee of MSCI, except in certain limited circumstances such as when you request or consent to disclosure.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by representatives of Broadridge Investor Communication Solutions, Inc., our inspector of elections, and will be subsequently published by us by the filing of a Current Report on Form 8-K with the SEC shortly after our annual meeting. These filings will be available on our website under the “Investor Relations” link at www.msci.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Who will pay for the cost of the proxy solicitation?

MSCI will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, employees or agents in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to distribute and solicit proxies. We will pay Morrow & Co. a fee of $9,000, plus reasonable expenses, for these services.

 Item 1—Election of Directors

Our Board currently has nine (9) directors. Each director stands for election at each annual meeting of shareholders and holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. All of the nominees are directors of MSCI as of March 17, 2014. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board or the Board may elect to reduce its size.

Henry A. Fernandez (55). Mr. Fernandez has served as our Chairman since October 2007 and as our Chief Executive Officer (“CEO”), President and a director since 1998. In May 2009, MSCI became a fully independent stand-alone public company following Morgan Stanley’s disposition of its remaining controlling equity interest in the Company. Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and from 1994 to 2009. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University.

Director since: 1998

Because Mr. Fernandez has been the CEO of the Company since 1998 and has been instrumental in the internal and external growth of the Company, the design and execution of the Company’s acquisitions of Barra, LLC (formerly Barra, Inc.) in 2004, RiskMetrics Group, LLC (formerly RiskMetrics Group, Inc., “RiskMetrics”), Measurisk, LLC in 2010, IPD Group Limited, Inc. (“IPD”) in 2012 and Investor Force Holdings, Inc. in 2013, and MSCI’s initial public offering (“IPO”) in 2007, he brings to the Board an unparalleled historical knowledge and depth of understanding of the Company and its businesses. The skills and experience that Mr. Fernandez acquired in founding two private equity investment firms and while working in various areas at Morgan Stanley, including emerging markets product strategy and equity derivative sales and trading, mergers and acquisitions and corporate finance worldwide, have proven invaluable to the Company’s continued success following its IPO. These skills will remain vital to the continued success of the Company’s day-to-day operations, the successful execution of the Company’s strategic growth and the development of competitive strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, he should be re-elected at the annual meeting to continue to serve as a member of the Board.

Robert G. Ashe (54). Mr. Ashe retired from IBM Corporation (“IBM”) in January 2012, where he most recently served as General Manager of Business Analytics from 2010 to 2012 and before that as General Manager of Business Intelligence and Performance Management since 2008, following IBM’s acquisition of Cognos ULC (“Cognos”), a Canadian provider of business intelligence and performance management products. Mr. Ashe worked for Cognos from 1984 to 2008 holding various executive positions, including most recently President and Chief Executive Officer from 2004 to 2008, President and Chief Operating Officer from 2002 to 2004 and Chief Corporate Officer from 2001 to 2002. He also held various Senior Vice President positions in Worldwide Field Operations, Products and Application Development Tools from 1996 to 2001. Prior to that, he held various Vice President roles within Product Development and Corporate Finance. Mr. Ashe holds a Bachelor of Commerce degree from the University of Ottawa. Mr. Ashe is also a Chartered Accountant in Canada.

Director since: 2013

Other Public Company Directorships: Halogen Software Inc. (February 2013-present), ServiceSource International, Inc. (March 2013-present).

In addition to having nearly 30 years of experience in the technology sector, Mr. Ashe has led successful initiatives in product marketing, software development and revenue growth. While at Cognos, he also executed strategic acquisitions and led the successful integration of Cognos following its acquisition by IBM. The Board believes that the experience Mr. Ashe has acquired during his career in the technology industry will provide the Board and management with valuable perspectives on the Company’s investment, organic growth and acquisition strategies. As a member of other public company boards and the former CEO of a public company, Mr. Ashe also brings to the Board additional insight with respect to the Board’s roles and responsibilities. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, he should be elected at the annual meeting to serve as a member of the Board.

Benjamin F. duPont (50). Mr. duPont is co-founder and President of yet2.com, a firm founded in 1999. Prior to that, Mr. duPont worked for the DuPont Corporation from 1986 to 1999, most recently in the Specialty Chemicals, Fibers and Automotive division. Mr. duPont holds a Bachelor of Science in mechanical engineering from Tufts University.

Director since: 2008

Other Public Company Directorships: Platinum Research Organization, Inc. (April 2007-January 2009)

As co-founder and President of yet2.com, a leading technology and intellectual property marketplace, Mr. duPont brings experience to the Board in the areas of intellectual property and technology evaluation, licensing and development. These areas are vital to MSCI’s continued success, as its business depends on the creation, protection, and successful exploitation of its intellectual property. Mr. duPont is a resource for the Board as it assesses MSCI’s business development and research and development needs in connection with its internal and external growth strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, he should be re-elected at the annual meeting to continue to serve as a member of the Board.

Alice W. Handy (65). Ms. Handy is the founder and Chief Executive Officer of Investure, an outsourced investment office for a small group of colleges and foundations. Prior to forming Investure in 2003, Ms. Handy was the President of the University of Virginia Investment Management Company. Beginning in 1974 and except for the period from November 1988 to January 1990, during which time

Ms. Handy served as the State Treasurer of Virginia, she was actively involved in the investment of the endowment and operating funds of the University of Virginia and served over the years as Investment Officer, Assistant Vice President and Treasurer. Ms. Handy was the chair of the board of the Thomas Jefferson Foundation (Monticello) from 2008 to 2010 and is currently an Emeritus Trustee. She also currently serves on the board of the Bessemer Securities Corporation. Ms. Handy holds a Bachelor of Arts in economics from Connecticut College and took graduate courses in economics at the University of Virginia.

Director since: 2009

The experience that Ms. Handy acquired during her long and successful career in investing for and advising endowments across all asset classes and working with a wide variety of asset managers provides the Board with valuable knowledge and insight into important parts of the Company’s client base. The Company also leverages her experience in the investment process across all asset classes to enhance its product development strategy and continue to expand its focus beyond equities. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, she should be re-elected at the annual meeting to continue to serve as a member of the Board.

Catherine R. Kinney (62). Ms. Kinney retired from NYSE Euronext in March 2009. From 2008 through March 2009, she served as Group Executive Vice President and Head of Global Listings at NYSE Euronext. From 2002 to 2008, Ms. Kinney was the President and Co-Chief Operating Officer of the New York Stock Exchange Inc. She also served in Paris, France from July 2007 until 2009, with responsibility for overseeing the company’s global listing program, marketing and branding. Ms. Kinney held a variety of management positions at NYSE Euronext and its predecessor entities since joining the company in 1974, including regulation from 2002 to 2004, client relationships from 1996 to 2007 and trading floor operations and technology from 1987 to 1996. Ms. Kinney holds a Bachelor of Arts from Iona College and has completed the Advanced Management Program at Harvard Graduate School of Business. She has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Director since: 2009

Other Public Company Directorships: Metlife Inc. (April 2009-present), Netsuite Inc. (March 2009-present) and QTS Realty Trust, Inc. (August 2013-present)

The Board believes that the leadership and management skills that Ms. Kinney acquired during her 35-year career at the NYSE, where she held high level positions such as Group Executive Vice President of NYSE Euronext and President and Co-Chief Operating Officer of the NYSE, increase the effectiveness of the Board. Additionally, the corporate governance knowledge that Ms. Kinney acquired during her successful career at the NYSE and which she continues to develop led to her appointment to the Chair of the Company’s Nominating and Corporate Governance Committee, from which position, the Board believes she has helped the Company further strengthen its corporate governance initiatives. Ms. Kinney’s service on other public company boards also contributes additional insight to the Board with respect to public company processes. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, she should be re-elected at the annual meeting to continue to serve as a member of the Board.

Linda H. Riefler (53). Ms. Riefler retired from Morgan Stanley in February 2013. Ms. Riefler served as the Chairman of Global Research at Morgan Stanley from June 2011 to February 2013 and prior to that had served as the Global Head of Research since 2008. She was the Chief Talent Officer of Morgan Stanley from 2006 to 2008. In these roles she served on the Management Committee and Operating Committee of Morgan Stanley respectively. Ms. Riefler joined Morgan Stanley in 1987 in the Capital Markets division and was elected a Managing Director in 1998 while in the Research division. Ms. Riefler holds a Bachelor of Arts in economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

Director since: 2005

Because Ms. Riefler has been associated with the Company since 2005 and has played an important role in influencing the Company’s strategic direction, the Board believes that her in-depth knowledge of the Company and its businesses give her a unique insight into the Company’s growth opportunities. The knowledge that Ms. Riefler acquired as the Chief Talent Officer of Morgan Stanley helps the Company realize the full potential of its employees and implement its internal growth strategies. Also, the experience Ms. Riefler acquired as Global Head of Research at Morgan Stanley in valuing companies continues to serve an important role with respect to supporting the Board and the Company in the assessment of external growth strategies. Ms. Riefler’s experience with debt and equity capital markets and investor needs also enables her to provide additional insight with respect to debt and equity financings, as well as capital allocation strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, she should be re-elected at the annual meeting to continue to serve as a member of the Board.

George W. Siguler (66). Mr. Siguler co-founded Siguler Guff & Company (“Siguler Guff”), a private equity investment organization headquartered in New York with over $10.5 billion of assets under management. Prior to co-founding Siguler Guff, Mr. Siguler was a Managing Director and head of PaineWebber’s Private Equity Group from 1991 to 1995. From 1983 to 1984, Mr. Siguler served in the Reagan Administration as the Chief of Staff of the U.S. Department of Health and Human Services. Mr. Siguler was also a founder of the Harvard Management Company, the investment subsidiary of Harvard University, and served as the Associate Treasurer of the University. Mr. Siguler is currently an Overseer of the Hoover Institution at Stanford University, a member of the Rand Corporation’s Center for Asia Pacific Policy and its Russian Business Leaders Forum. He is also a trustee of the Emerging Market Private Equity Association and a member of the Pacific Pension Institute and the Russell 20-20 Group. Mr. Siguler holds a Bachelor of Arts from Amherst College and an M.B.A. from Harvard Business School.

Director since: 2009

In light of the Company’s objective to continue to grow its business and presence in emerging markets, the insight into investment related opportunities in emerging markets that Mr. Siguler brings to the Board from his private equity investment experience in such markets makes him an invaluable resource to the Company. In addition to his distinguished record of success in the investment management industry, he has developed expertise in several valued areas including finance, strategic development and operations. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, he should be re-elected at the annual meeting to continue to serve as a member of the Board.

Patrick Tierney (68). Mr. Tierney retired from Reed-Elsevier in February 2008, where he had served on the Board of Directors and Management Committee since January 2003 and served as the CEO of its Harcourt Education Division from January 2003 to February 2007. Prior to that, Mr. Tierney served as the CEO of Thomson Financial from June 2000 to December 2002 and as CEO of the Scientific, Technical, Healthcare, Business Information, Database and select Education business of The Thomson Corporation from June 1997 to June 2000. Mr. Tierney holds a Bachelor of Science in business and an M.B.A. from the University of Colorado.

Director since: 2010

As the former CEO of Reed-Elsevier’s Harcourt Education Division and Thomson Financial, Mr. Tierney is a recognized executive with knowledge and leadership skills acquired in the publishing and electronic business information industry that the Company believes provide industry-relevant support and counsel to help guide the strategic direction of the Company. Additionally, the financial expertise that Mr. Tierney developed during his long and successful career in various management positions is useful to the Board in its role as an effective and independent governing body. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, he should be re-elected at the annual meeting to continue to serve on the Board.

Rodolphe M. Vallee (53). Mr. Vallee is currently the Chairman and CEO and owner of R. L. Vallee, Inc., an energy distribution company. Mr. Vallee has held this position from 2007 to present and from 1992 to 2005. Mr. Vallee served as the United States Ambassador to the Slovak Republic from 2005 to 2007, before returning to R. L. Vallee, Inc. Mr. Vallee holds a Bachelor of Arts in biology from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Director since: 2008

Mr. Vallee’s experience with managing both internal and acquisition-related growth has proven to be integral to the Board successfully realizing its strategic direction. Through this experience, he has developed expertise in several valued areas, including strategic development, business development and finance. Mr. Vallee has also served as the Lead Director of our Board since January 2010 and was recently appointed to serve in this position for an additional year. In this position, he has proven to be a strong and independent leader with vision, which complements his knowledge of MSCI, its financial position and its operations. See “Corporate Governance—Board Leadership Structure” below. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, he should be re-elected at the annual meeting to continue to serve as a member of the Board.

Our Board unanimously recommends a vote “FOR” the election of all nine (9) nominees. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

Corporate Governance

Corporate Governance Documents. MSCI has a corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.msci.com.

Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct and Board committee charters are available at our corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.msci.com and are available without charge to any shareholder who requests them by writing to the Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or investor.relations@msci.com.

Our Code of Ethics and Business Conduct applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics and Business Conduct for our chief executive officer (sometimes referred to as the “CEO”), chief financial officer (sometimes referred to as the “CFO”), principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website under the “Investor Relations” link at www.msci.com.

Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Board Leadership Structure. Henry A. Fernandez has served as the Chairman of our Board since our IPO in November 2007 and CEO since 1998. The Board has determined that this leadership structure is appropriate since Mr. Fernandez has unparalleled historical knowledge and depth of understanding of the Company and its businesses. This provides the Company with consistent leadership that has proven to be strong throughout the evolution of the Company. Additionally, the Board believes that having one person serving as both the Chairman and the CEO provides decisive and effective leadership, which permits the Company to execute on its growth strategies.

Our Corporate Governance Policies provide that an independent Lead Director will be appointed annually whose responsibilities include, among others, presiding at all meetings of the Board at which the Chairman is not present, calling and leading independent director and non-employee director sessions, facilitating communication between the Chairman and the non-employee and independent directors, advising the Chairman of the Board’s informational needs and meeting agendas, and to be available, if requested by major shareholders, for consultation and direct communication.

While the Lead Director is elected annually, it is generally expected that he or she will serve for more than one year to provide consistency and continuity. Rodolphe M. Vallee has been our Lead Director since 2010 and was re-elected to this position in February 2014.

The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary according to the circumstances. A number of factors support the leadership structure chosen by the Board, including, among others, a Board that consists of a substantial majority of independent directors who are highly qualified and experienced and exercise a strong, independent oversight function, the appointment of a strong and independent Lead Director and regular executive sessions of non-management directors and periodic executive sessions of the independent directors. Also, the Company’s Bylaws and Corporate Governance Policies contemplate a structure where the CEO would not also serve as the Chairman of the Board should that be deemed appropriate and in the best interests of MSCI and its shareholders. The Board believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Risk Oversight by the Board. The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

•

The Audit Committee has the primary responsibility of reviewing the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposure and the steps that have been taken to monitor, control and mitigate such exposures. It is the responsibility of senior management to determine the appropriate level of the Company’s exposure to risk. Each quarter, the Audit Committee’s meeting agenda includes a discussion of the quarterly risk report which includes areas of potential risk that are identified based on the volatility or dynamic nature of a specific area, underlying or market risk, or identified by management or the Audit Committee.

•	The Company’s Head of Internal Audit reports independently to the Audit Committee.

•	The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.

•

The Board is kept informed of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting. The Board considers specific risk topics, including risks associated with our capital structure, growth plans and client relationships. In addition, the Board also receives a copy of the quarterly risk report. Management routinely informs the Board of developments that could affect our risk profile or other aspects of our business.

Director Independence. Our Corporate Governance Policies provide that the Board should have a significant majority of independent directors meeting the independence requirements of the NYSE. Our Board has determined that each of Messrs. Ashe, duPont, Siguler, Tierney and Vallee and Mmes. Handy, Kinney and Riefler is independent under the requirements of our Corporate Governance Policies, which follow the NYSE rules and established guidelines. In making such determinations, there were no transactions, relationships or arrangements not disclosed herein under “Other Matters—Certain Transactions” to be considered by the Board in determining whether the director was independent. As of February 3, 2013, Ms. Riefler was no longer employed or otherwise affiliated with Morgan Stanley. In connection with the assessment of her independence, the Board determined in March 2014 that Ms. Riefler’s prior affiliation with Morgan Stanley would not interfere with the exercise of her independent judgment in carrying out her responsibilities as a director. Therefore, eight (8) of nine (9) of our current directors are independent. Mr. Fernandez is not independent because of his status as Chief Executive Officer and President of MSCI.

All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfy the independence requirements of the NYSE. In addition, each member of the Audit Committee and Compensation Committee meets the heightened independence standards required for audit committee and compensation committee members, respectively.

Board and Committee Meetings. Our Board met twelve (12) times, held executive sessions following nine (9) of those meetings and took action by unanimous written consent on one (1) occasion during fiscal 2013. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. The Board’s separately designated standing committees and current composition are set forth below.

Name of Director	Audit Committee(1)	Compensation Committee	Nominating and Corporate Governance Committee
Independent Directors:
Robert G. Ashe(1)	✓
Benjamin F. duPont		Chair
Alice W. Handy			✓
Catherine R. Kinney		✓	Chair
George W. Siguler	✓
Patrick Tierney	✓		✓
Rodolphe M. Vallee	Chair	✓
Linda H. Riefler
Non-Independent Directors:
Henry A. Fernandez
Number of Fiscal 2013 Meetings	6	6	5

(1)	Robert G. Ashe was appointed to the Board and Audit Committee effective December 2, 2013.

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee setting forth the roles and responsibilities of each committee. The charters are available at our corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.msci.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Audit Committee

MSCI’s separately designated standing Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Audit Committee oversees the integrity of MSCI’s financial statements and compliance with certain legal and regulatory requirements. Under its charter, the Audit Committee shall, among other things:

•	be directly responsible for the appointment, compensation, retention and oversight of the independent auditor, with such independent auditor reporting directly to the Audit Committee;

•	pre-approve audit and permitted non-audit services;

•	review and approve the scope and staffing of the independent auditor’s annual audit plans;

•

evaluate the independent auditor’s qualifications, performance and independence, including obtaining and reviewing a report of the independent auditor describing the items set forth in its charter and as required by NYSE rules;

•	evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan;

•

meet to review and discuss with management and the independent auditor, the annual audited financial statements and quarterly financial statements, including reviewing MSCI’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;

•	review the Company’s policies generally with respect to the Company’s earnings press releases, as well as financial information and any earnings guidance provided to analysts and rating agencies;

•	review with the independent auditor any audit problems or difficulties and management’s response;

•	review, in conjunction with the CEO and CFO, the Company’s disclosure controls and procedures and internal control over financial reporting;

•

review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and steps that have been taken to monitor and control such exposures;

•	prepare the Audit Committee Report that SEC rules require to be included in the Company’s annual proxy statement, which is included on page 48 of this Proxy Statement;

•

establish procedures for (i) the receipt, retention and treatment of complaints regarding questionable accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, and review any submissions received pursuant to such procedures;

•	report periodically to the Board and conduct an annual evaluation of its performance and report to the Board on such evaluation; and

•	establish policies for the hiring of current or former employees of the independent auditor.

The Audit Committee Charter also provides that:

•	the Audit Committee will be comprised of at least three members and each member must meet the independence and experience requirements of the NYSE and SEC; and

•

all Audit Committee members must be financially literate under the NYSE rules and the Audit Committee must have at least one (i) member with accounting or related financial management expertise as defined by NYSE rules and (ii) “audit committee financial expert” as defined by SEC rules.

The Board has determined that each of the Audit Committee members, Messrs. Ashe, Siguler, Tierney and Vallee, are independent within the meaning of the NYSE and SEC standards of independence for directors and audit committee members and satisfy the NYSE financial literacy requirements and have accounting or other related financial management expertise. In addition, our Board has designated Mr. Vallee an “audit committee financial expert” as defined by SEC rules.

Compensation Committee

Under its charter, the Compensation Committee shall, among other things:

•

review the Company’s compensation strategy and review and approve the Company’s compensation and benefits policies generally, including reviewing and approving any incentive compensation and equity-based plans of the Company that are subject to Board approval;

•

review and approve the compensation of our CEO and each of the Company’s other executive officers, including base salary and annual cash and equity incentive compensation, employment, severance and change-in-control agreements and any other compensation, ongoing perquisites or special benefit items;

•	identify corporate goals and objectives and evaluate each executive officer’s performance in light of such goals and objectives;

•	review every two years and recommend to the Board, when appropriate, director compensation;

•	oversee plans for management development and succession;

•	administer our equity-based compensation plans;

•

review and discuss the Compensation Discussion and Analysis with management, prepare the Compensation Committee Report required by SEC rules and recommend to the Board the inclusion of each in the Company’s annual proxy statement, which are included on pages 22 and 36 of this Proxy Statement, respectively;

•

review and assess risks arising from the Company’s compensation policies and practices for the Company’s employees and whether any such risks are reasonably likely to have a material adverse effect on the Company;

•

consider the independence requirements of the NYSE prior to selecting a compensation consultant, legal counsel or other advisor for which it has the sole authority to retain and terminate, annually evaluate the performance of such advisors and approve all such related fees and other terms;

•	report periodically to the Board and conduct an annual evaluation of its performance and report to the Board on such evaluation; and

•	delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee Charter also provides that:

•

the Compensation Committee will be comprised of at least three members and each member must meet the independence requirements of the NYSE, qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”); and

•	Compensation Committee members are appointed by the Board and may be removed by the Board at any time and the Board shall designate the Chairman of the Compensation Committee.

The Board has determined that each of the Compensation Committee members, Messrs. duPont and Vallee and Ms. Kinney, are independent within the meaning of the NYSE standards of independence for director independence, “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” pursuant to Section 162(m) of the IRC.

Nominating and Corporate Governance Committee

Under its charter, the Nominating and Corporate Governance Committee shall, among other things:

•	oversee searches for and identify candidates for election to the Board;

•	recommend criteria and individuals for appointment to the Board and its committees;

•	assess performance of directors;

•	periodically review the composition of the Board and its committees and consider rotation of committee members and committee Chairmen;

•	at least annually, lead the Board in a self-evaluation to determine whether it and its committees are functioning effectively;

•	make recommendations to the Board as to determinations of director independence;

•	at least annually, review and assess the adequacy of our Corporate Governance Policies and Code of Ethics and Business Conduct for the Company and oversee compliance therewith;

•	report periodically to the Board and conduct an annual evaluation of its performance and report to the Board on such evaluation;

•	delegate its authority to subcommittees or the Chairman of the Nominating and Corporate Governance Committee when it deems it appropriate and in the best interests of the Company;

•	review all related party transactions and determine whether such transactions are appropriate for the Company to undertake; and

•

retain and terminate any search firm assisting the Nominating and Corporate Governance Committee in identifying director candidates, including sole authority to approve all such search firm’s fees and other retention terms.

The Nominating and Corporate Governance Committee Charter also provides that:

•	the Nominating and Corporate Governance Committee will be comprised of at least three members and each member must meet the independence requirements of the NYSE;

•	independent members of the Board recommend nominees for appointment by the Board to the Nominating and Corporate Governance Committee and such members may be removed by the Board at any time; and

•	recommend to the Board for designation, the Chairman of the Nominating and Corporate Governance Committee.

The Board has determined that each of the Nominating and Corporate Governance Committee members, Mmes. Kinney and Handy and Mr.  Tierney, are independent within the meaning of the NYSE standards of independence for director independence.

Director Qualifications. The Nominating and Corporate Governance Committee’s charter requires it to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate, based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for audit committee membership purposes, and heightened independence standards that may be required under law for compensation committee membership purposes). If the Nominating and Corporate Governance Committee determines that adding a new director is advisable, it will recommend such individual to the Board for appointment to the Company’s Board.

Consistent with our Corporate Governance Policies, when appointing directors, the Board takes into account the diversity of a candidate’s perspectives, background, and other demographics. Our diversity objectives are also implemented and monitored through periodic reviews by the Nominating and Corporate Governance Committee of the composition of the Board and its committees in light of the then-current challenges and needs of the Board, the Company and each committee, which result in determinations as to whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. The composition of our current Board demonstrates the Board’s commitment to diversity in a number of areas as it is comprised of women and men of differing backgrounds, educations, businesses and other experiences, skills, ages, national origins and viewpoints. See “Item 1—Election of Directors.”

Pursuant to the authority granted in its charter, from time to time, the Nominating and Corporate Governance Committee retains search firms to assist in the process of identifying director candidates.

Director Attendance at Annual Meetings. The Company’s Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. All of our directors attended the 2013 annual meeting of shareholders, with the exception of Mr. Ashe, who was not a member of the Board at the time.

Non-Employee Director Meetings. The Company’s Corporate Governance Policies provide that non-employee directors may meet in executive sessions and that the Lead Director will preside over these executive sessions. If any non-employee directors are not independent, then the independent directors will meet at least once per year in executive session and the Lead Director will preside over such independent director sessions, provided that so long as the Lead Director is not an independent director, the independent directors will appoint an independent director to call and lead the independent director sessions. The Lead Director presided over eight (8) non-employee director executive sessions during fiscal 2013.

Communications with Directors. Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the attention of the Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, Attention: Chair of the Audit Committee of MSCI Inc., in care of Frederick W. Bogdan, General Counsel. Our Procedures for Submission of Ethical or Accounting Related Complaints are available at our corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.msci.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Compensation Governance. The Compensation Committee consists of three (3) members, and is comprised solely of independent directors meeting the independence requirements of the NYSE and being defined as “non-employee” directors under Rule 16b-3 under the Exchange Act. Each member of the Compensation Committee is also an “outside director” pursuant to Section 162(m) of the IRC.

The Compensation Committee operates under a written charter adopted by the Board. As noted above, the Compensation Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the CEO and the other named executive officers named in the “Summary Compensation Table” included herein. In addition, the Compensation Committee administers the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers. Information on the Compensation Committee’s processes, procedures and analysis of executive officer compensation for fiscal 2013 is provided in the “Compensation Discussion and Analysis” section included herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•	Identifying corporate goals and objectives relevant to executive officer compensation.

•

Evaluating each executive officer’s performance in light of such goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including, among other things, the cost to the Company of such compensation, market trends and share dilution).

•

Determining any long-term incentive component of each executive officer’s compensation based on awards given to such executive officer in past years, the Company’s performance, shareholder return and the value of similar incentive awards at comparable companies and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including, among other things, the cost to the Company of such compensation, market trends and share dilution).

•	Reviewing every two years and making recommendations to the Board with respect to the compensation of non-employee directors, including any incentive plan compensation.

•	Reviewing and approving the Company’s compensation peer group as reported in the “Compensation Discussion and Analysis” section of the annual proxy statement, to the extent applicable.

•	Considering the independence, prior to selection, of compensation consultants, legal counsel or other advisors.

The principal compensation plans and arrangements applicable to our executive officers are described in the “Compensation Discussion and Analysis” section and the executive compensation tables included herein. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, subcommittees of the Board or to the Chairperson of the Compensation Committee when it deems it appropriate and in the best interests of the Company and as consistent with legal and NYSE requirements.

The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or executive officer compensation, including authority to approve all such compensation consultant’s fees and other retention terms. As further described in the “Compensation Discussion and Analysis” section included herein, during fiscal 2013, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its own external compensation consultant to review CEO and other executive officer compensation. All of the services provided by Semler Brossy to the Compensation Committee during fiscal 2013 were to provide advice or recommendations on the amount or form of executive officer and director compensation, and Semler Brossy did not provide any additional services to the Company during fiscal 2013. The Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 of the Exchange Act, including the NYSE listing rules implementing Rule 10C-1 and Semler Brossy’s conflict of interest policies, and determined that the engagement of Semler Brossy does not raise any conflict of interest. In developing its views on compensation matters and determining the compensation awarded to our executive officers, the Human Resources Department provides data and analyses to aid the Compensation Committee in its decisions. The CEO also makes recommendations on compensation for executive officers other than himself and the Compensation Committee takes these recommendations into account in reaching its compensation decisions. From time to time, the Compensation Committee may obtain input from Davis Polk & Wardwell LLP (“Davis Polk”) on compensation award documentation and other compensation-related practices, which in 2013 was communicated to the Compensation Committee via management or the Human Resources Department. In light of this relationship, the Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 of the Exchange Act, including the NYSE listing rules implementing Rule 10C-1 and Davis Polk’s conflict of interest policies.

Compensation Committee Interlocks and Insider Participation. None.

Executive Officers of MSCI. The executive officers of MSCI and their ages and titles as of March 17, 2014 are set forth below. Business experience for at least the past five years is provided in accordance with SEC rules.

Henry A. Fernandez (55) has served as Chairman since October 2007 and has served as CEO, President and Director since 1998.

Robert Qutub (52) has served as Chief Financial Officer since August 2012. Prior to joining MSCI, Mr. Qutub worked for Bank of America from 1994 to 2012 in several senior finance positions, most recently as Chief Financial Officer of Consumer and Business Banking.

Roveen Bhansali (50) has served as the Head of the Risk Management Analytics Product Line since June 2010. From 2004 to June 2010, Mr. Bhansali was Head of MSCI Barra’s Portfolio Analytics business, which was comprised of Equity, Fixed Income and Multi-Asset Class Analytics product lines.

Christopher F. Corrado (54) has served as the Chief Information Officer since September 2013 and the Head of Technology and Data Services since February 2014. Prior to joining MSCI, Mr. Corrado was a Managing Director and Head of Platform Services at UBS AG where he oversaw technical infrastructure, global production services, application platform services and IT services. Between 2003 and 2012 he held Chief Information Officer and Chief Technology Officer positions at Asurion, LLC, a technology insurance company, eBay Inc. and AT&T Wireless Inc.

Richard J. Napolitano (47) has served as Principal Accounting Officer since February 2014 and Global Controller since June 2011. Prior to joining MSCI, Mr. Napolitano worked at Morgan Stanley from 2005 to 2011, J.P. Morgan Chase from 1996 to 2005 and Ernst & Young from 1988 to 1996. At these firms, he held various positions including, among others, business unit chief financial officer and controller, external reporting and accounting policies head and auditor. Mr. Napolitano is also a member of the American Institute of Certified Public Accountants.

C.D. Baer Pettit (49) has served as Head of the Index Product Line since September 2011. Prior to that he served as Head of Client Coverage from 2001 to August 2012 and Head of Marketing from 2005 to August 2012. Prior to joining MSCI, Mr. Pettit worked for Bloomberg L.P. from 1992 to 1999, most recently as Deputy Head of European Sales.

Gary Retelny (55) has served as the President of Institutional Shareholder Services Inc. (“ISS”) and Head of the Governance business since September 2011. As Head of the Governance business, the environmental, social and governance (“ESG”) product line also reported to him from September 2012 to October 2013. He also served as MSCI’s Chief Administrative Officer and Corporate Secretary from November 2007 to March 2014. He has been serving as the Global Head of Human Resources since March 2013, a position he previously held from June 2010 to August 2012. Mr. Retelny was the Head of Strategy and Business Development of the Company from December 2003 to July 2012 and Head of Internal Audit from January 2008 to November 2012.

Peter Zangari (46) has served as the Head of the Portfolio Management Analytics Product Line since August 2011. Prior to joining MSCI, Mr. Zangari held progressively senior-level positions at Goldman Sachs since 1998, most recently as the Head of Risk and a member of the leadership team for the Quantitative Investment Strategies (“QIS”) business of Goldman Sachs Asset Management (“GSAM”). Prior to joining QIS, Mr. Zangari was responsible for building out and managing GSAM’s proprietary equity risk and attribution platform.

Beneficial Ownership of Common Stock

Stock Ownership of Executive Officers and Directors. We require our executive officers and directors to own our common stock; owning our common stock aligns their interests with the interests of our shareholders. See “Compensation Discussion and Analysis—Stock Ownership Guidelines” and “Director Compensation and Stock Ownership Guidelines—Non-Employee Director Stock Ownership Guidelines” below for additional information regarding our ownership guidelines for our executive officers and directors, respectively. Executive officers and directors are prohibited from pledging the Company’s common stock or engaging in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock.

The following table sets forth the beneficial ownership of our common stock by each of our named executive officers and directors, and by all of our directors and executive officers as of March 5, 2014, as a group. The address for each of our executive officers and directors is 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, NY 10007. Percentage of share ownership amounts are based on 116,676,270 shares of our common stock outstanding as of March 5, 2014.

	Shares of Common Stock Beneficially Owned
	Shares(1)		Right to Acquire(2)	Beneficial Ownership Total(3)	Percent of Class(4)
NAMED EXECUTIVE OFFICERS
Henry A. Fernandez	1,285,550	(5)	624,655	1,910,205	1.63%
Robert Qutub	9,048		—	9,048	—%
David C. Brierwood(6)	808,468		177,618	986,086	—%
C.D. Baer Pettit	120,533		80,431	200,964	—%
Gary Retelny	51,167		—	51,167	—%

DIRECTORS
Robert G. Ashe	781		827	1,608	—%
Benjamin F. duPont	16,137		2,705	18,842	—%
Alice W. Handy	6,912		—	6,912	—%
Catherine R. Kinney	5,641		—	5,641	—%
Linda H. Riefler	5,128		2,705	7,833	—%
George W. Siguler	16,953		2,705	19,658	—%
Patrick J. Tierney	6,612		2,705	9,317	—%
Rodolphe M. Vallee	23,705		3,457	27,162	—%
ALL EXECUTIVE OFFICERS AND DIRECTORS AS OF MARCH 5, 2014 AS A GROUP (17 PERSONS)	2,402,680		908,700	3,311,380	2.84%

(1)

Excludes shares of our common stock that may be acquired through vesting of restricted stock units (“RSUs”), including performance based RSUs, or the exercise of stock options. Excludes 7,525 and 4,017 shares for Mmes. Handy and Kinney, respectively, for which such directors have elected to defer receipt of their respective shares until the 60th day after such director’s “separation from service” as a director.

(2)

Includes shares of our common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table (May 4, 2014). Excludes (i) 2,705 RSUs for each of Mmes. Handy and Kinney for which such directors have elected to defer receipt of their respective shares issuable upon vesting until the 60th day after such director’s “separation from service” as a director and (ii) 52,631 stock options for Mr. Fernandez that have time-vested, but will not become exercisable until the price-vesting target is satisfied, which will occur upon the closing price of the Company’s common stock exceeding $46.70 for 20 consecutive trading days. See the “Outstanding Equity Awards at Fiscal Year-End Table” included herein for additional information regarding RSUs and stock options held by executive officers as of December 31, 2013.

(3)

Except as indicated in the footnotes to this table, we believe that each executive officer and director as of March 5, 2014, had sole voting and investment power with respect to his or her shares. Beneficial Ownership Totals may differ from those set forth in Form 4s filed with the SEC.

(4)

All executive officers and directors (other than Mr. Fernandez) each beneficially owned less than 1.0% of the shares of our outstanding common stock. Percentages for each beneficial owner are calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentages for all executive officers and directors as of March 5, 2014 as a group are based on the number of our shares outstanding as of March 5, 2014, which excludes shares of common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table (May 4, 2014).

(5)

Includes 371,349 shares of our common stock held by Grantor Retained Annuity Trusts in which Mr. Fernandez is the trustee and sole annuitant; 213,541 shares of our common stock held by the Fernandez 2007 Childrens’ Trust in which the spouse of Mr. Fernandez is the trustee and his children are the beneficiaries; and 12,255 shares of common stock held by his children under the Uniform Transfer to Minors Act.

(6)	Includes information as of February 14, 2014, the date on which Mr. Brierwood retired from his position at MSCI.

Principal Shareholders. The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock. Percentage of class amounts are based on 116,676,270 shares of our common stock outstanding as of March 5, 2014.

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares		Percentage of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	7,097,782	(2)	6.08%
Generation Investment Management LLP 20 Air Street, 7th Floor London W1B 5AN United Kingdom	9,318,524	(3)	7.99%
Independent Franchise Partners, LLP 20 Balderton Street London, W1K 6TL United Kingdom	8,317,338	(4)	7.13%
Morgan Stanley, Morgan Stanley Investment Management Inc. 1585 Broadway New York, NY 10036	13,574,496	(5)	11.63%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	9,051,468	(6)	7.76%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,498,936	(7)	5.57%
ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., and ValueAct Holdings GP, LLC	7,394,017	(8)	6.34%
435 Pacific Avenue, Fourth Floor San Francisco, CA 94133

(1)

Because percentage of class ownership is based on the total number of shares outstanding as of a date that differs from the date used by the principal shareholders to calculate the percentages for purposes of filing the applicable Schedule 13D, 13D/A, 13G or 13G/A, percentages of class ownership presented herein may differ from amounts reported in the applicable Schedule 13D, 13D/A, 13G or 13G/A filed with the SEC by the relevant principal shareholder.

(2)

Based on information in a Schedule 13G/A filed with the SEC on January 30, 2014. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 6,638,551 shares of our common stock and sole dispositive power as to 7,097,782 shares. In addition, the Schedule 13G/A discloses that the person filing the report is a parent holding company or control person in accordance with §240.13(d)-1(b)(1)(ii)(G) and the identification and classification of the subsidiaries which acquired the securities being reported on are provided on Exhibit A thereto.

(3)

Based on information in a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 14, 2014. The Schedule 13G/A discloses that Generation Investment Management LLP had sole voting power as to 6,288,714 shares of our common stock, shared voting power as to 278,958 shares of our common stock and sole dispositive power as to 9,318,524 shares of our common stock.

(4)

Based on information in a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 14, 2014. The Schedule 13G/A reported that Independent Franchise Partners, LLP had sole voting power as to 5,916,256 shares of our common stock, shared voting power as to 142,222 shares of our common stock and sole dispositive power as to 8,317,338 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is an investment adviser in accordance with §240.13(d)-1(b)(1)(ii)(E).

(5)

Based on information in a Schedule 13G/A (Amendment No. 6) filed with the SEC on February 11, 2014. The Schedule 13G/A discloses that the securities reported are held by Morgan Stanley, as a parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G), are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc. (“MSIM”), a wholly-owned subsidiary of Morgan Stanley and investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). The Schedule 13G/A reported that: (i) Morgan Stanley had sole voting power as to 13,151,863 shares of our common stock and sole investment power as to 13,574,496 shares of our common stock and (ii) MSIM had sole voting power as to 13,151,863 shares of our common stock and sole dispositive power as to 13,574,496 shares of our common stock.

(6)

Based on information in a Schedule 13G/A (Amendment No. 6) filed with the SEC on February 10, 2014. The Schedule 13G/A discloses that T. Rowe Price Associates, Inc. (“Price Associates”) had sole dispositive power for 9,051,468 shares of our common stock and sole voting power for 2,156,484 shares of our common stock. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)

Based on information in a Schedule 13G filed with the SEC on February 11, 2014. The Schedule 13G reported that The Vanguard Group had sole voting power as to 75,935 shares of our common stock, sole dispositive power as to 6,431,501 shares of our common stock and shared dispositive power as to 67,435 shares of our common stock.

(8)

Based on information in a Schedule 13D (Amendment No. 1) filed with the SEC on August 26, 2013. The Schedule 13D discloses that ValueAct Capital Master Fund, L.P. is the beneficial owner of 7,394,017 shares of our common stock, which shares may also be deemed to be beneficially owned by VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC.

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis summarizes our general philosophy with regard to the compensation of our CEO, our CFO and our three next most highly paid executive officers (collectively referred to as “named executive officers” or “NEOs”) during fiscal 2013. It provides a context for the executive compensation disclosures, both narrative and tabular that follow. Under its charter, the Compensation Committee of the Board (referred to as the “Committee” in this Executive Compensation section) reviews the Company’s compensation strategy and reviews and approves NEO compensation as well as the Company’s compensation and benefits policies generally. The Committee approved the compensation structure and amounts for each of our named executive officers for fiscal 2013.

Executive Summary

Our executive compensation program is designed to link pay to performance, encourage prudent decision making and risk management, and create a balanced focus on short-term and long-term performance. MSCI’s overriding objective is to create value for our shareholders. For us to accomplish this objective, we need to drive growth through increased product penetration and innovation while maximizing operational efficiency. In the dynamic environment in which we operate, it is imperative that we maintain an adaptive executive compensation program that encourages and rewards our leaders for achieving these results. Set forth below, we have highlighted some of the key aspects of our financial performance in fiscal 2013 and the compensation actions taken with respect to fiscal 2013 which demonstrate the link between compensation and performance.

2013 Business Highlights

The Company delivered strong financial and operating performance in fiscal 2013. Some key highlights of our fiscal 2013 performance are outlined below.

•	Grew operating revenues by 9.0%, from $950.1 million in fiscal 2012 to $1,035.7 million in fiscal 2013.

•	Increased net income by 20.8%, from $184.2 million in fiscal 2012 to $222.6 million in fiscal 2013.

•	Increased Adjusted EBITDA[1] by 4.4%, from $434.5 million in fiscal 2012 to $453.5 million in fiscal 2013, with an Adjusted EBITDA margin of 43.8%.

•	Grew diluted EPS by 23.6%, from $1.48 in fiscal 2012 to $1.83 in fiscal 2013.

•	Repurchased $200 million of MSCI shares since December 2012 and announced another $100 million share repurchase program.

Key Fiscal 2013 Compensation Decisions

We believe the Company’s executive compensation program provides effective incentives to our named executive officers in leading the Company to achieve strong performance and motivating them to position the Company for future growth and success. With the help of its external compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), the Committee invested considerable time to understand the relevant external and internal economic and business factors affecting named executive officer pay for fiscal 2013. The Committee considered feedback obtained through shareholder meetings, reviewed peer compensation analyses, kept apprised of the changing legal framework affecting pay practices and reviewed the performance of our

[1]	Net Income before income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, restructuring costs, strategic review expenses and the lease exit charge. See Annex A for reconciliations to GAAP.

named executive officers and the Company as a whole. Recognizing the evolution of our Company and taking into account shareholder input and market trends, we implemented several important modifications to the mechanics of our executive compensation program to further the Company’s strategic objectives and align the NEOs’ long-term interests with those of our shareholders, as described below.

Our key fiscal 2013 compensation decisions included the following:

•

A new “guided variable compensation determination” process was introduced to determine CEO variable compensation for fiscal 2013. This process includes the establishment of a peer-based variable compensation target that is adjusted from 0% to 125% based on the Committee’s evaluation of the CEO’s performance against two categories of goals: (1) financial goals weighted at 75%, and (2) leadership, strategy and execution goals weighted at 25%.

•

In recognition of fiscal 2013 financial results and strategic accomplishments, we increased the CEO’s fiscal 2013 “total reward” by 4.6% over fiscal 2012. Total reward is comprised of base salary, annual cash bonus and an annual equity bonus.

•

An ROIC (return on invested capital) performance metric was added as part of the Performance Stock Unit (“PSU”) program to align a portion of each NEO’s compensation with the Company’s efficient use of capital. PSU payouts will be modified based on two-year ROIC performance versus a target.

•

The 50% payout minimum for PSU grants was eliminated. The number of PSUs granted can now be adjusted to zero if performance versus two-year targets falls below a threshold. The maximum payout was also modified. In combination with the newly introduced ROIC performance metric, PSUs can now be adjusted up to a maximum of 192.5% of grant amounts, compared to 150% previously.

•

In light of Mr. Brierwood’s announcement on December 18, 2013 of his plans to retire in February 2014, the Committee determined that 100% of his 2013 variable compensation award would be delivered in the form of cash. As a result of the Company’s announced plan to explore strategic alternatives for the Governance segment, the Committee determined that 100% of Mr. Retelny’s annual equity bonus would be delivered in the form of Restricted Stock Units (“RSUs”).

See page 33 for the Committee’s fiscal 2013 total reward decisions.

Executive Compensation Philosophy and Goals

Our compensation philosophy is to design and maintain a compensation program for our named executive officers that promotes achievement of our short- and long-term strategic goals. These Company strategic goals include profitably sustaining, protecting and building our existing businesses, developing innovative and competitive products and pursuing growth opportunities. Our executive compensation program is designed to provide a framework to implement this philosophy and encourage our named executive officers to make a long-term commitment to the Company.

The primary objectives of our compensation program are to:

•	Promote achievement of the Company’s strategic goals.

•

Attract, retain and motivate top-level talent. Our compensation program should provide each named executive officer with a total compensation program that is market competitive. We seek to maintain a competitive posture in attracting and retaining executives, while maintaining an appropriate cost structure. Accordingly, we use market data prepared by third parties to annually assess the competitiveness of our compensation levels and, where appropriate, adjust compensation amounts to account for such factors as the executive’s level of experience, responsibilities and expected future contributions.

•	Reward executives for individual and team accomplishments, as well as Company performance. Our compensation program is structured to tie rewards to performance. Accordingly, the program is weighted toward variable compensation, with base salary being the only component of named executive officers’ total reward that is fixed each year.

•

Align the long-term interests of our executives with those of our shareholders by promoting actions that will increase long-term total shareholder return. Accordingly, a significant element of the program is equity-based because we believe that aligning the incentives of management with the interests of shareholders will promote our long-term success.

The Committee recognizes that our executives drive our continued business success. Therefore, we have implemented an executive compensation program based largely on pay-for-performance principles that is expected to encourage each named executive officer to strive for outstanding individual performance and maximize Company performance. In making compensation decisions for fiscal 2013, the Committee did not utilize pre-set formulas to determine precise amounts for named executive officer incentive compensation except as required to achieve tax deductibility of compensation under Section 162(m) of the Internal Revenue Code, as discussed below.

Consistent with our historical approach, our executive compensation philosophy for fiscal 2013 was implemented through a compensation structure which paid our named executive officers base salaries that represent a relatively small percentage of their potential total compensation, while offering them the opportunity to earn significant incentive compensation in the form of annual cash bonuses and equity-based awards. We refer to the annual cash bonus and annual equity-based award collectively as variable compensation.

We evaluate our compensation structure on an annual basis to ensure alignment with our compensation philosophy and business strategy. Our total reward approach to compensation of the named executive officers has historically been comprised of three components, base salary, annual cash bonus and annual equity bonus, and we determined that no major deviations from this approach were appropriate for fiscal 2013. We also determined that the relative weighting of cash and equity compensation for the CEO and the other named executive officers remained appropriate.

The compensation decisions made by the Committee for fiscal 2013 were based on its judgment and consideration of the importance of each executive to the Company, historical compensation, individual performance during the year, Company performance and peer compensation data. For fiscal 2013, Company performance and the individual contributions of the named executive officers to that performance were key factors in the total reward decisions made by the Committee. For more information on the factors used by the Committee in determining fiscal 2013 named executive officer compensation and the process followed, please see “—Determination of Executive Compensation—Considerations & Process” and “—Fiscal 2013 NEO Compensation Decisions” below.

Compensation Consultant

The Committee selected and engaged Semler Brossy as its independent compensation consultant to assist it on a range of executive compensation matters, including the overall design of our executive compensation program, selection of peer group companies, provision of competitive market data and other matters related to our named executive officer compensation program.

The Committee recognizes that it is important to receive objective advice from its outside advisor. Therefore, Semler Brossy reports directly to the Committee, and the Committee, pursuant to its charter, maintains sole responsibility for retaining or terminating the compensation consultant. Semler Brossy did not provide any other services to MSCI during fiscal 2013. Consistent with SEC and NYSE rules regarding the independence of advisors retained by compensation committees, we reviewed Semler Brossy’s relationship with the Committee and additional independence factors and did not identify any conflicts of interest or other factors that compromise the independence of that relationship.

Determination of Executive Compensation—Considerations & Process

Our named executive officers are employees “at will,” and therefore, the Company does not have any employment, severance, change in control or similar agreements with its named executive officers. As a result, the Company is not bound by any contractual requirements to compensate the named executive officers in a specific manner or amount and has the flexibility to alter or amend its compensation programs as circumstances dictate. The CEO makes recommendations on compensation for named executive officers other than himself and the Committee takes these recommendations into consideration in reaching its compensation decisions. In addition, the Human Resources Department provides data and analyses to aid the Committee in its decisions. The Committee has sole authority for final compensation decisions relating to the named executive officers.

Generally, there is no dominant factor driving the Committee’s compensation decisions. Instead, the Committee takes into account many factors in determining compensation components and setting compensation amounts. Among others, these factors include peer group analyses provided by Semler Brossy, named executive officer performance against annual objectives, compliance with Section 162(m) of the Internal Revenue Code (as described below) and various financial and operational metrics. The importance of each individual factor may change from time to time, depending on the factual situation surrounding such decisions. We believe this continues to be the best approach for the Company, as it enables the Committee to balance competing interests, address evolving concerns and sufficiently meet Company objectives.

In fiscal 2013, the Committee applied a framework that identified key financial considerations for each product and functional area and provided comparisons to the Company’s peers. Although this framework did not include pre-set formulaic performance targets, it was intended to be used as a compensation monitoring tool that (i) established performance considerations, (ii) facilitated discussions with respect to the Company’s financial performance, the influences on such performance and actions to address any related issues and (iii) provided guidance with respect to quarterly and annual incentive accruals and final incentive compensation spending.

Pursuant to this framework, the Committee reviewed on a quarterly and annual basis actual performance with respect to the following financial measures: revenue, Adjusted EBITDA, Adjusted EBITDA margin, ROIC, compensation expenses (excluding non-recurring equity grants), non-compensation expenses (excluding depreciation and amortization), net income and earnings per share measures. While these financial measures were relevant to compensation decisions for fiscal 2013, the Committee plans to review the elements of the framework and identify the appropriate key financial considerations on a yearly basis.

In addition to product and functional goals, formal individual performance plans were established for the CEO and the other NEOs for fiscal 2013. The CEO’s plan was approved by the Committee at the beginning of fiscal 2013. Plans for the other NEOs were developed with the CEO and approved by the Committee in early fiscal 2013. Actual achievements versus the plan goals were reviewed by the Committee at year-end and considered in making fiscal 2013 total reward decisions.

Elements of Executive Compensation

Our current compensation program is based on the concept of “total reward,” which is consistent with our compensation program in prior years. The compensation program incorporates both fixed and variable components. The fixed component of the program is comprised solely of annual base salary. The variable component is comprised of incentive compensation in the form of an annual cash bonus and annual equity bonus. For fiscal 2013, other than for the CEO, we continued our prior practice of determining variable compensation levels based on performance during the completed fiscal year, while at the same time subjecting a significant portion of the ultimate value of such variable compensation to prospective Company performance through the use of equity awards subject to both time and performance vesting requirements. Please note that the following discussion relates to compensation decisions made with respect to service in fiscal 2013 and that, in accordance with SEC disclosure rules, equity grants described below which were made following the completion of fiscal 2013 are not reflected in the Summary Compensation Table (and will instead be reported in the Summary Compensation Table included in next year’s proxy statement).

For fiscal 2013, cash (actual base salary and actual cash bonus) represented 35% and 55% of the total reward for the CEO and the other named executive officers (excluding Mr. Brierwood who was awarded cash in lieu of an equity bonus in anticipation of his 2014 retirement from the Company), respectively. The portion of each compensation element as a percentage of fiscal 2013 total reward for the CEO and the other named executive officers was as follows:

The primary elements of our executive compensation program are described below.

Fixed Compensation

Annual Base Salary. Base salary is the only fixed component of our executive compensation program. The annual base salary element offers our named executive officers a measure of certainty and predictability to meet ongoing living and other financial commitments. In setting base salaries for our named executive officers, the Committee has sought to establish them at rates that are competitive with those provided for similar positions in our peer group. The Committee reviews the base salaries of our named executive officers on an annual basis.

Following completion of fiscal 2013, the Committee approved base salary increases for Messrs. Fernandez, Qutub, Pettit and Retelny, effective as of January 1, 2014. The decisions to increase base salaries for these named executive officers were made in consideration of peer market data and in recognition of the 2013 performance of each officer. Mr. Brierwood’s base salary was not considered as part of this review in anticipation of his retirement from the Company.

	2013 Base Salary Rate ($)	2014 Base Salary Rate ($)
Henry A. Fernandez	900,000	950,000
Robert Qutub	500,000	525,000
David C. Brierwood(1)	500,000	500,000
C.D. Baer Pettit(1)	500,000	525,000
Gary Retelny	500,000	525,000

(1)

Base salaries for Messrs. Brierwood and Pettit are paid in GBP. Mr. Brierwood’s 2013 and 2014 base salary rate and Mr. Pettit’s 2013 base salary rate was £322,416. This rate was established in USD in December 2010 and converted to GBP based on an exchange rate of £1 to $1.550794. Effective January 1, 2014, Mr. Pettit’s base salary rate was increased to £335,548 based on a GBP to USD conversion rate of £1 to $1.564605.

Variable Performance-Based Compensation

The variable elements of our compensation program include both an annual cash bonus and an annual equity bonus. In determining actual variable compensation amounts to be paid to the named executive officers for the completed performance period, the Committee takes into account a number of factors including Company and individual performance, historical compensation and peer group analyses. Committee considerations and decisions with respect to each of the named executive officers are further described below. Fiscal 2013 variable compensation payable to each named executive officer was subject to an annual cap established in accordance with a performance plan implemented under Section 162(m) of the Internal Revenue Code (discussed below).

There is no minimum or guaranteed amount of annual variable compensation payable to the named executive officers, meaning that the Committee could choose to not pay variable compensation to named executive officers with respect to any fiscal year. If the Committee makes a decision to pay variable compensation, it determines the total amount of variable compensation to be paid to each named executive officer based on the factors described above, subject to the annual cap, and such amount is then allocated between a cash bonus and an equity bonus as described below. Other than the annual cap, no set formula is utilized to determine variable compensation amounts.

For fiscal 2013, the Committee adopted a “guided variable compensation determination” process to determine the CEO’s variable compensation for the year. Using this approach, the Committee established (and plans to annually establish) a variable compensation baseline amount based on a review of peer group data. This baseline may be adjusted, at the discretion of the Committee, from 0% to 125% based on an evaluation of the CEO’s performance against two categories of goals: (1) financial goals weighted at 75% and (2) leadership, strategy and execution goals weighted at 25%. The sum of these two adjusted components constituted the variable compensation award for the fiscal year. Although this approach is intended to provide a general framework for determining the CEO’s variable compensation, the Committee recognizes that the evaluation of CEO performance in determining pay must remain flexible in order to appropriately consider the impact of many dynamic factors that affect the Company and the market.

Annual Cash Bonus. For fiscal 2013, cash bonuses represented a significant component of our named executive officers’ total cash compensation. Other than the limitations imposed by the annual cap under our Section 162(m) plan, we did not establish a cash bonus program with pre-set performance goals that were required to be met. The annual cash bonuses approved by the Committee for our named executive officers in respect of services for fiscal 2013 were primarily based on Company and individual performance, and took into account a review of historical compensation paid to each named executive officer. See “—Fiscal 2013 NEO Compensation Decisions” below for the factors taken into consideration.

Annual Equity Bonus. Equity-based awards are intended to align the incentives of our named executive officers with the long-term performance of the Company and to promote long-term retention of key members of our management team. Equity bonuses awarded to each named executive officer represent a fixed percentage of total reward. For fiscal 2013, equity represented 65% of the CEO’s total reward and 45% of the total rewards of other named executive officers (excluding Mr. Brierwood who was awarded cash in lieu of an equity bonus in anticipation of his February 14, 2014 retirement from the Company). For Messrs. Fernandez, Qutub and Pettit, equity bonuses were delivered in an equal split of 50% PSUs and 50% RSUs. In consideration of the Company’s decision to explore strategic alternatives for the ISS business headed by Mr. Retelny, the Committee determined that Mr. Retelny’s equity bonus should be delivered in 100% RSUs. The RSUs granted as part of the annual equity-based awards vest and convert to MSCI shares in one-third increments on the first, second and third anniversaries of grant.

The number of PSUs earned will be determined in two steps. First, application of a matrix based on a combination of the Company’s two-year cumulative Revenue and two-year cumulative Net Income Per Share will establish the initial number of PSUs. Application of the matrix can result in an initial number of PSUs ranging from 0% to 175% of grant amounts, subject to a threshold payout level of 25%. No PSUs will be earned if performance for either performance metric is less than this established threshold.

Second, if application of the matrix results in an initial number of PSUs greater than zero, the number of PSUs will be subject to further adjustment based on the Company’s two-year ROIC. The ROIC modifier will adjust the number of initial PSUs within a range of 90% to 110%. The final number of PSUs following any ROIC adjustment will range from a threshold of 22.5% to a maximum of 192.5% of grant amounts.

The variation in potential payout of the PSUs is consistent with the Company’s policy of tying variable compensation to the Company’s financial performance. In formulating the performance baseline for the PSUs, the Committee balanced the consideration of the likelihood of achievement for these performance targets with the expected effectiveness of such targets in incentivizing our named executive officers’ performance. In addition, the Committee considered historical and budgeted Revenue, Net Income Per Share and ROIC. We believe that performance resulting in payout at target is challenging but reasonably likely to be achieved if the Company’s performance is consistent with our business plan and that achievement of the maximum performance levels would require extraordinary efforts and results. Following completion of the two-year performance period, the Company will disclose the cumulative Revenue and Net Income Per Share, and two-year ROIC necessary for the named executive officers to earn 100% of the grant amounts. The adjusted PSUs will also be subject to service conditions and will time-vest 50% on the final day of the performance period and 50% one year later.

The following table sets forth the matrix that will be used to determine the initial number of PSUs following the end of the performance period.

The following table sets forth the ROIC modifier that will be used to adjust the initial number of PSUs as determined by application of the above matrix.

2-Year ROIC

Baseline -200 bps and below	Baseline -150 bps	Baseline -100 bps	Baseline -50 bps	Baseline	Baseline +50 bps	Baseline +100 bps	Baseline +150 bps	Baseline +200 bps and above
90.0%	92.5%	95.0%	97.5%	100.0%	102.5%	105.0%	107.5%	110.0%

Adjustment Percentage to be Applied to Initial Number of PSUs Earned

Performance Stock Unit Payouts. The two-year performance period for PSUs awarded on February 2, 2012 concluded on December 31, 2013, and resulted in the following levels of achievement:

	Performance Period: 2012-2013
Performance Metric	Target	Achievement	% of Target
Revenue (millions)	$2,086.5	$1,985.8	95.2%
Net Income Per Share	$3.43	$3.31	96.5%

The combined PSU payout percentage for this award was 80.24% based on the above levels of Revenue and Net Income Per Share achievement. The target numbers and the actual numbers of PSUs for the named executive officers with respect to this cycle are set forth below. For each named executive officer, 50% of the final adjusted PSUs became time-vested and were delivered following the completion of the two-year performance period and 50% will remain subject to satisfaction of time-vesting requirements for one year following the completion of the performance period.

Name	Target No. of PSUs	Actual PSUs
Henry A. Fernandez	60,041	48,176
David C. Brierwood	18,101	14,523
C.D. Baer Pettit	14,246	11,430
Gary Retelny	12,805	10,273

Benefits

The Company provides health, welfare and other benefits to remain competitive in hiring and retaining its employees. Our named executive officers are eligible to participate in these benefit plans on the same terms and conditions as all other employees.

In the United States and the United Kingdom, the Company has established defined contribution plans for all eligible employees. Contributions by the Company to these defined contribution plans for our named executive officers for the applicable period are disclosed in the “All Other Compensation” column in the “Summary Compensation Table” below.

No Employment Agreements, Perquisites or Other Arrangements

The named executive officers are employed “at will.” Based on the Company’s philosophy that its executive compensation program should be simple and directly linked to performance, the compensation program for the named executive officers does not include any of the following pay practices:

•	Employment agreements

•	Perquisites

•	Cash payments connected to a change in control of the Company

•	Tax gross-ups

•	Supplemental executive retirement benefits

In the event of a termination of employment or a change in control of the Company, the only benefits required to be provided to the named executive officers are those set forth in the agreements governing outstanding equity awards. Information on post-termination and change in control payments to our named executive officers as of December 31, 2013 is provided in the section titled “Potential Payments upon Termination or Change in Control,” on page 40 of this Proxy Statement.

Peer Groups

To ensure competitiveness of compensation structures and pay levels for our named executive officers, the Committee conducts an annual review of peer company compensation data. Prior to beginning this review, the Committee examines the peers to make certain that the companies continue to be relevant as evaluated according to the following screening criteria:

•	Scale, to reflect similar complexity

•	Geographic footprint, to reflect business structure and international complexity

•	Ownership structure, to reflect similarity of responsibilities and availability of data

•	Competitors for talent

•	“Opportunity cost” comparators with respect to talent and careers

•	Similar business model

As a result of our 2013 peer group review, the Committee concluded that no changes to the group were warranted. The 2013 peer group used to assist in compensation decisions included the following ten companies:

• Dun & Bradstreet Corp.	• Intercontinental Exchange Inc.
• Equifax Inc.	• Moody’s Corp.
• FactSet Research Systems Inc.	• Morningstar, Inc.
• Fair Isaac Corporation	• SEI Investments Company
• IHS Inc.	• Verisk Analytics, Inc.

The compensation analysis prepared using this peer group considered base salary, total cash compensation and total direct compensation, which includes annual cash incentives and equity-based compensation. The analysis served as a reference for pay levels and practices, without benchmarking to a specified target. Based on this analysis, the Committee believes that, in aggregate, the total reward levels in respect of services for fiscal 2013 for our named executive officers are both appropriate and competitive.

Fiscal 2013 NEO Compensation Decisions

In determining the variable component of the fiscal 2013 total reward (cash and equity bonuses) for the named executive officers, the Committee took into account the performance of the Company, as highlighted in the “Executive Summary” above, the significance of each NEO’s role, and the performance of each individual as described below.

Henry A. Fernandez, Chief Executive Officer and President. The Committee made its compensation decisions for Mr. Fernandez following the CEO pay determination process and using the pay components previously described. In the fall of 2013, the Committee approved an incentive compensation target of $4,875,000 based on its review of peer company CEO pay levels in connection with the “guided variable compensation determination” process. With regard to the incentive compensation awarded to Mr. Fernandez for 2013, the Committee recognized the following accomplishments against his objectives:

•	Grew operating revenues by 9.0%, from $950.1 million in fiscal 2012 to $1,035.7 million in fiscal 2013.

•	Increased net income by 20.8%, from $184.2 million in fiscal 2012 to $222.6 million in fiscal 2013.

•	Achieved increased Run Rate (defined in Annex A) by broadening ETF relationships, launching new factor indexes, enhancing risk management offerings and broadening client relationships.

•	Delivered fiscal year 2013 diluted EPS of $1.83, an increase of 23.6% over 2012.

•	Led changes to position Company operations and decision making processes in support of One MSCI initiatives.

•	Improved employee engagement through enhanced communication efforts and expanded employee development opportunities.

•	Rolled out revised Company mission and values to reinforce employee focus and the fundamental attributes of MSCI culture.

•	Successfully integrated acquisitions of IPD Group Limited (“IPD”) and Investor Force Holdings, Inc. (“InvestorForce”).

•	Conducted a comprehensive review of corporate strategy, resulting in the development and implementation of an aggressive investment plan.

•	Strengthened the executive management team with the additions of a Chief Information Officer and a Chief Marketing Officer.

•	Continued execution of a balanced capital deployment strategy that included continued funding of organic investments, and the repurchase of $200 million of MSCI shares since December 2012.

The Committee approved a total reward for Mr. Fernandez in the amount disclosed in this Proxy Statement. His total reward was based on our compensation philosophy and the Committee’s evaluation of his performance using the guided pay determination approach described above to determine his variable compensation. The Committee also considered the unique contributions he makes to the Company and the various other factors described above, including our goal of providing incentives for key talent. The Committee also decided to increase Mr. Fernandez’s base salary to $950,000 as part of its 2013 year-end review.

Robert Qutub, Chief Financial Officer

•	Developed and executed on a capital allocation strategy, working with the CEO and Board of Directors.

•	Met with close to 200 investors, over 50 of which were MSCI shareholders, to discuss the Company’s strategy and capital allocation intentions.

•	Successfully integrated the IPD and InvestorForce infrastructures into MSCI.

•	Introduced internal financial metrics to improve quality of forecasting, productivity measurement and investment evaluation.

•	Expanded the Company’s enterprise risk management process.

•	Developed a strategic plan that included the evaluation of alternatives for the Governance segment.

David C. Brierwood, Chief Operating Officer

•	Supported the search for and hire of a Chief Information Officer, and assisted in his assimilation into the Company.

•

Led infrastructure upgrades required to support product investments. Additional data storage capacity and processing power paved the way for the addition of new functionality to the Company’s software platforms.

•	Made significant progress in improving the quality and increasing the speed of delivery of models rolled out to clients.

C.D. Baer Pettit, Head of Global Index Business

•

Achieved year-over-year Run Rate growth of 13.9% in Index and ESG products, from $465.1 million in fiscal 2012 to $529.8 million in fiscal 2013, through increased subscription revenues, the addition of IPD and continued growth in asset-based fees.

•	Attained a high Index and ESG product Aggregate Retention Rate (defined in Annex A) of 93.6% for fiscal 2013, up from 93.4% for fiscal 2012.

•	Expanded ETF presence, with the launching of 62 new ETFs linked to MSCI indexes, including ETFs from five new providers.

•	Increased assets under management linked to factor indexes by more than 60% to just over $70 billion, including the addition of sizeable mandates from pension funds in Taiwan, Switzerland, and Canada.

•	Led the integration of IPD, driving product improvements and processing efficiencies.

Gary Retelny, President of ISS, Corporate Secretary, Chief Administrative Officer and Head of Human Resources

•	Achieved a year-over-year increase in organic Run Rate of 6.6% for Governance, reflecting growth in executive compensation data and analytics products and services.

•	Increased Governance Adjusted EBITDA[1] by 14.7%, from $29.8 million in fiscal 2012 to $34.2 million in fiscal 2013.

•	Broadened product offerings with launch of Governance QuickScore and Policy Engine.

•	Conducted extensive client and constituent outreach meetings to facilitate greater mutual understanding and transparency.

•	Increased due diligence related to policy reviews and updates.

[1]	Net Income before income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, restructuring costs, strategic review expenses and the lease exit charge. See Annex A for reconciliations to GAAP.

•	Executed “Lean Quality Initiative,” a major process improvement and operational enhancement initiative aimed at improving quality and efficiency across all ISS products and functions.

•	Led initiatives related to MSCI’s October 2013 announcement to explore strategic alternatives for the Governance segment.

•	Supported the MSCI Board of Directors as Corporate Secretary during fiscal 2013 and led the Human Resources group.

Total Reward

Based on Company performance factors, individual performance factors, the importance of the individual to the Company, historical compensation and the compensation of executive officers in our peer groups (used as a reference without benchmarking to a specified target), the Committee determined the annual variable compensation awarded for fiscal 2013 as shown in the table below.

The values in this table differ from those shown in the “Stock Awards” and “Option Awards” columns of the “Summary Compensation Table” on page 37 due to SEC regulations providing that equity awards are reported based on the year of grant, rather than the service year to which they relate. The equity awards granted in January 2014 (relating to fiscal 2013) performance will be disclosed in the Summary Compensation Table in our proxy statement next year. The 2013 Summary Compensation Table in this Proxy Statement includes disclosure for equity awards granted in January 2013 for fiscal 2012 performance.

2013 Total Reward Detail

Name	Salary(1)	Cash Bonus	RSU Value(2)	PSU Value(2)	Total Reward
Henry A. Fernandez	$900,000	$1,142,565	$1,896,668	$1,896,668	$5,835,900
Robert Qutub	$500,000	$682,500	$483,750	$483,750	$2,150,000
David C. Brierwood	$504,453	$1,795,547	$—	$—	$2,300,000
C.D. Baer Pettit	$504,453	$617,547	$459,000	$459,000	$2,040,000
Gary Retelny	$500,000	$600,000	$900,000	$—	$2,000,000

(1)

Represents base salary rates paid during fiscal 2013. Salaries paid to Messrs. Brierwood and Pettit were converted to U.S. dollars using an exchange rate of £1 to $1.564605, the average of fiscal 2013 month-end exchange rates used for internal total reward calculations.

(2)

Represents the dollar value of RSU and PSU target awards granted on January 28, 2014 as the equity-based component of their fiscal 2013 annual variable compensation (and in respect of service during fiscal 2013). The number of RSUs and PSUs awarded was determined by dividing the dollar value of the award by $42.22, the closing price of the Company’s common stock as reported by the NYSE on January 27, 2014 rounded down to the nearest whole unit. Based on this approach, 44,923, 11,457, 10,871, and 21,316 RSUs were awarded to Messrs. Fernandez, Qutub, Pettit and Retelny, respectively. The RSUs generally vest over three years with one-third of the award vesting on the grant date anniversary of each year beginning in January 2015. Also, based on this approach, 44,923, 11,457, and 10,871 PSUs were awarded to Messrs. Fernandez, Qutub and Pettit, respectively. These amounts reflect the grant date number of PSUs awarded to each NEO and may decrease to 0% of the awarded amount or increase to 192.5% of the awarded amount based on Company performance. The PSUs time-vest 50% on the last day of the performance period and 50% one year later. See “—Elements of Executive Compensation—Variable Performance-Based Compensation—Annual Equity Bonus” above for additional information with respect to the vesting of the PSUs.

To further supplement the SEC-required information provided in the Summary Compensation Table, we have included an additional table below, which shows the annual total reward amounts as approved by the Committee for fiscal years ended December 31, 2013, 2012 and 2011.

Three-Year Total Reward History

Name	Fiscal Year	Total Reward ($)
Henry A. Fernandez	2013 2012 2011	5,835,900 5,580,000 6,200,000
Robert Qutub	2013 2012	2,150,000 2,100,000
David C. Brierwood	2013 2012 2011	2,300,000 2,430,000 2,700,000
C.D. Baer Pettit	2013 2012 2011	2,040,000 1,950,000 2,125,000
Gary Retelny	2013 2012 2011	2,000,000 1,875,000 1,910,000

Stock Ownership Guidelines

In order to further align the interests of our senior leaders with the long-term interests of shareholders, we have adopted stock ownership guidelines for our NEOs and other members of the Company’s Executive Committee (the Company’s senior leadership group, consisting of eleven members on December 31, 2013). The CEO is expected to hold stock with a value equal to six times his annual base salary. Other NEOs and Executive Committee members are expected to hold stock with a value equal to three times and two times their annual base salaries, respectively.

All Executive Committee members should meet the applicable ownership requirements within five years of the Committee’s adoption of the policy or within five years of the date they become members of the Executive Committee, whichever is later. Until the expected ownership levels are achieved, covered Executive Committee members are required to hold stock with a value equal to 50% of the estimated after-tax net proceeds of all vested equity-based awards. For the purpose of calculating satisfaction of these stock ownership requirements, shares held directly or indirectly, and the estimated after-tax value of vested stock options (after exercise cost), RSUs and unvested PSUs (at the award minimum) are considered.

Clawback Policy

To the extent permitted by law, if the Committee determines that all or part of any cash or equity-based incentive compensation was awarded to an executive officer of the Company based on financial results or operating metrics that were achieved as a result of that officer’s willful misconduct, intentional fraudulent or illegal conduct, or with that officer’s knowledge of such conduct by another person, then the Committee may recover from the officer such compensation as it deems appropriate under the circumstances. This policy applies to all current and former executive officers who received incentive compensation applicable to fiscal year 2012 and beyond. When the final clawback requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act are released, we will review our policy and modify it if necessary to ensure compliance.

Anti-Hedging Policy

We prohibit all employees, including all NEOs, from pledging the Company’s common stock or engaging in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock.

Tax Considerations

Section 162(m) of the Internal Revenue Code and the supporting regulations generally limit tax deductibility of compensation in excess of $1 million paid to a named executive officer, other than the Chief Financial Officer, during any taxable year. However, this limitation does not apply to qualified performance-based compensation (as defined in Section 162(m)). For all of our named executive officers, annual cash bonus and annual equity bonus is generally determined under the terms of a performance-based plan implemented under Section 162(m) of the Internal Revenue Code and approved by our shareholders. This plan provides that each Section 162(m) participant will be eligible under the plan to earn an annual variable compensation award for each fiscal year up to a maximum amount equal to the following percentages of Adjusted EBITDA (as defined in the plan) for that fiscal year:

•	5% for the CEO,

•	4% for the second highest compensated Section 162(m) participant, and

•	2% for each of the other Section 162(m) participants.

The Committee is comprised of “outside directors” as defined under Section 162(m) of the Internal Revenue Code. In determining the annual variable compensation amounts payable under the plan, the Committee may pay a Section 162(m) participant up to but not in excess of the maximum amounts described above, taking into account factors that they may deem relevant to the assessment of individual or corporate performance for the year. The Committee reviewed and approved the fiscal 2013 annual variable compensation awards. As part of its approval of fiscal 2013 incentive compensation for our named executive officers, the Committee reviewed the maximum amount yielded by the application of the shareholder-approved performance formula described above, and certified that the Company’s financial results for fiscal 2013 satisfied the performance criteria of Section 162(m).

Maintaining tax deductibility is only one consideration in the design of the compensation program for our senior executives. The Committee considers the anticipated tax treatment both to the Company and the executive in its review and approval of compensation grants and awards. The Committee may, from time to time, conclude that certain compensation arrangements are in the best interest of the Company and its shareholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements might not qualify for tax deductibility.

2013 Say-on-Pay Vote Results

In connection with our 2013 annual meeting of shareholders, the proposal to approve the executive compensation of the Company’s named executive officers for fiscal 2012 received 94,245,808 votes, or 91.4% of votes cast. The Committee viewed this result as supportive of the Company’s fiscal 2012 compensation program. Although this vote was advisory (and therefore not binding on the Company or the Board), the Committee carefully reviewed these results and considered them in evaluating the Company’s compensation practices and in determining total reward amounts for fiscal 2013.

Compensation Risk Assessment

The Committee believes that the design, implementation and governance of our executive compensation program are consistent with high standards of risk management. Our executive compensation program reflects an appropriate mix of compensation elements, balancing current and long-term performance objectives, cash and equity compensation, and risks and rewards.

•	Most importantly, the compensation framework used for making compensation decisions is multi-faceted and subject to the application of informed judgment by the Committee.

•	Rather than tying compensation decisions to one or several fixed metrics, we consider a broad array of factors that are subject to change based on facts and circumstances.

•

To further ensure that the interests of our named executive officers are aligned with those of our shareholders, a significant portion of their incentive compensation is awarded as long-term equity. This equity is paid out over three years and a portion is subject to adjustment based on future, multi-year Company performance.

•	The Company’s Executive Committee members are required to meet the applicable stock ownership guidelines discussed under “—Stock Ownership Guidelines” above.

•	Incentive compensation is subject to the Clawback Policy discussed under “—Clawback Policy” above.

Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation opportunities do not encourage excessive risk taking, (ii) keeps our named executive officers focused on the creation of long-term, sustainable value for our shareholders, and (iii) provides competitive and appropriate levels of compensation over time.

The Committee has reviewed our compensation policies as generally applicable to all of our employees and believes that our policies do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of MSCI Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission.

Respectfully submitted,

Benjamin F. duPont (Chair)

Catherine R. Kinney

Rodolphe M. Vallee

Summary Compensation Table

The following table sets forth information regarding compensation paid or awarded from MSCI to the Company’s named executive officers during fiscal years 2013, 2012 and 2011.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Henry A. Fernandez	2013	900,000	1,142,565	3,626,940	0	0	19,740	5,689,245
Chief Executive Officer and President	2012	900,000	1,053,000	4,029,952	0	0	17,850	6,000,802
	2011	900,000	1,270,000	0	0	0	17,640	2,187,640

Robert Qutub	2013	500,000	682,500	944,940	0	0	19,740	2,147,180
Chief Financial Officer	2012	238,782	980,000	999,999	0	0	0	2,218,781

David C. Brierwood	2013	504,812	1,795,547	1,093,471	0	0	0	3,393,829
Chief Operating Officer	2012	510,988	825,501	1,214,939	0	0	0	2,551,428
	2011	516,892	968,128	0	0	0	0	1,485,020

C.D. Baer Pettit	2013	504,812	617,547	877,444	0	0	50,481	2,050,283
Head of Global Index Business	2012	510,988	561,501	956,192	0	0	51,099	2,079,780
	2011	516,892	651,878	0	0	0	51,689	1,220,459

Gary Retelny	2013	500,000	600,000	843,696	0	0	19,740	1,963,436
President of ISS, Corporate Secretary, Chief Administrative Officer and Head of Human Resources	2012	500,000	531,250	859,472	0	0	17,850	1,908,572
	2011	500,000	550,500	0	0	0	17,640	1,068,140

(1)

Base salaries for Messrs. Brierwood and Pettit were paid in British pounds sterling and converted to U.S. dollars using the fiscal year average daily spot rates of £1 to $1.5657174, $1.584875, and $1.603186 for fiscal years 2013, 2012 and 2011, respectively.

(2)

Annual cash bonus amounts were paid in February 2014 for service with respect to fiscal 2013, in February 2013 for service with respect to fiscal 2012 and in February 2012 for service with respect to fiscal 2011.

(3)

Represents the grant date fair value of awards granted during each fiscal year, as computed in accordance with FASB ASC Topic 718, and does not reflect whether the named executive officers will actually receive a financial benefit from the award.

Grant Date Fair Value of Stock Units Granted During 2013 for Performance in 2012 ($)

Name	RSUs	PSUs	Total
Henry A. Fernandez	1,813,470	1,813,470	3,626,940
Robert Qutub	472,470	472,470	944,940
David C. Brierwood	546,735	546,735	1,093,471
C.D. Baer Pettit	438,722	438,722	877,444
Gary Retelny	421,848	421,848	843,696

The grant date value of the PSUs awarded in 2013, assuming the highest level of performance conditions will be achieved (150% of grant amount), is $2,720,205 for Mr. Fernandez, $708,705 for Mr. Qutub, $820,086 for Mr. Brierwood, $658,083 for Mr. Pettit and $632,772 for Mr. Retelny. Information regarding the assumptions used to value these awards is set forth in footnotes 1 and 11 to the consolidated financial statements included in the Company’s 2013 Annual Report on Form 10-K.

(4)	The Company does not offer defined benefit pension plans or nonqualified deferred compensation plans to named executive officers.
(5)

The All Other Compensation column includes Company matching contributions to the MSCI Inc. 401(k) Retirement Savings Plan of $19,740 for each of Messrs. Fernandez, Qutub and Retelny. Company contributions to the MSCI Barra Group (UK) Personal Pension Plan for Mr. Pettit totaled £32,242

($50,481). Mr. Brierwood did not participate in the MSCI Barra Group (UK) Personal Pension Plan. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average daily spot rates of £ to $1.5657174.

Grants of Plan-Based Awards

The following table sets forth information regarding awards granted to our named executive officers during fiscal 2013.

	Grant Date	Compensation Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name			Threshold (#)	Target (#)	Maximum (#)
Henry A. Fernandez	1/29/2013	1/22/2013				53,306	1,813,470
	1/29/2013	1/22/2013	26,653	53,306	79,959		1,813,470

Robert Qutub	1/29/2013	1/22/2013				13,888	472,470
	1/29/2013	1/22/2013	6,944	13,888	20,832		472,470

David C. Brierwood	1/29/2013	1/22/2013				16,071	546,735
	1/29/2013	1/22/2013	8,035	16,071	24,106		546,735

C.D. Baer Pettit	1/29/2013	1/22/2013				12,896	438,722
	1/29/2013	1/22/2013	6,448	12,896	19,344		438,722

Gary Retelny	1/29/2013	1/22/2013				12,400	421,848
	1/29/2013	1/22/2013	6,200	12,400	18,600		421,848

(1)

Represents PSUs granted during fiscal 2013 for services rendered during fiscal 2012. The actual number of PSUs will be based on Company performance during fiscal years 2013 and 2014, and may be adjusted down to 50% or up to 150% of the target amount. The PSUs are subject to time-vesting of 50% on December 31, 2014 and 50% on December 31, 2015.

(2)	Represents RSUs granted during fiscal 2013 for services rendered during fiscal 2012. The RSUs vest ratably in three annual installments beginning on the one year anniversary of the grant date.
(3)

Represents the grant date fair value of stock awards as computed in accordance with FASB ASC Topic 718. The grant date fair value for these stock awards was based on the closing price of MSCI’s common stock on the trading day preceding the grant date or service inception date, as the case may be. For PSUs, the grant date fair value is based on the probable outcome of the performance conditions.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable stock options and outstanding restricted stock units and performance stock units held by our named executive officers on December 31, 2013 that remain subject to forfeiture and cancellation provisions.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Henry A. Fernandez	569,720				18.00	11/14/2017	117,421	5,133,646	53,306	2,330,538
	54,935	(1)	153,240	(1)	36.70	12/14/2020
Robert Qutub							33,341	1,457,669	13,888	607,183
David C. Brierwood	177,618				18.00	11/14/2017	35,399	1,547,644	16,071	702,624
C.D. Baer Pettit	80,431				18.00	11/14/2017	28,108	1,228,882	12,896	563,813
Gary Retelny							26,072	1,139,868	12,400	542,128

(1)

Stock options held by Mr. Fernandez at an exercise price of $36.70 represent special price-vested stock options consisting of four tranches that vest and become exercisable based on satisfaction of both time and price-vesting conditions. As of December 31, 2013, 54,935 special price-vested stock options have satisfied the time-vesting condition and price-vesting condition. Therefore, they are now exercisable. Another 52,631 options have satisfied the time-vesting condition, but have not yet satisfied the price-vesting requirement. The price-vesting hurdles were established at $5.00, $10.00, $15.00 and $20.00 above the $36.70 exercise price for a specified period of time for each of the four respective tranches. The remaining unexercisable stock options included in this table time-vest on the following dates for Mr. Fernandez.

	Number of Stock Options Vesting by Date
Name	12/14/14	12/14/15
Henry A. Fernandez	50,835	49,774

(2)

Represents outstanding RSUs and PSUs for which performance conditions (but not time vesting conditions) have been met, held on December 31, 2013, that remain subject to forfeiture and cancellation provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez, Brierwood and Retelny. Equity awards granted to employees eligible for Full Career Retirement vest on the date Full Career eligibility is attained. Each of Messrs. Fernandez, Brierwood and Retelny became eligible for Full Career Retirement upon satisfying one of the following: age 50 with 12 years as a Managing Director, age 50 with 15 years as an officer, at least age 55 with 5 years of service (the sum of age plus years of service must equal or exceed 65) or 20 years of service. The number of RSUs and PSUs for which performance conditions have been met included in this table vest on the following dates for each named executive officer:

	Number of RSUs and PSUs Vesting by Date
Name	1/29/14	2/2/14	7/9/14	12/31/14	1/29/15	2/2/15	7/9/15	1/29/16
Henry A. Fernandez	17,769	20,014	0	24,088	17,769	20,013	0	17,768
Robert Qutub	4,630	0	9,727	0	4,629	0	9,726	4,629
David C. Brierwood	5,357	6,034	0	7,261	5,357	6,033	0	5,357
C.D. Baer Pettit	4,299	4,749	0	5,715	4,299	4,748	0	4,298
Gary Retelny	4,134	4,268	0	5,136	4,133	4,268	0	4,133

(3)	The market value of outstanding RSUs and PSUs is based on a share price of $43.72, the closing price of MSCI Inc. common stock on December 31, 2013, rounded to the nearest whole number.
(4)

Represents outstanding PSUs held on December 31, 2013 that remain subject to performance adjustment and forfeiture provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez, Brierwood and Retelny. These numbers represent PSUs each named executive officer would receive assuming the financial targets associated with the awards are achieved at 100%. The actual numbers of PSUs earned are based on Company performance. PSUs outstanding on December 31, 2013 can be adjusted down to 50% if threshold performance is not achieved and up to 150% if maximum performance is achieved. The number of PSUs included in this table time vest on the following dates for each named executive officer:

	Number of PSUs Vesting by Date
Name	12/31/14	12/31/15
Henry A. Fernandez	26,653	26,653
Robert Qutub	6,944	6,944
David C. Brierwood	8,036	8,035
C.D. Baer Pettit	6,448	6,448
Gary Retelny	6,200	6,200

Option Exercises and Stock Vested

The following table contains information with regard to stock options exercised by our named executive officers and vesting and conversion of restricted stock held by the named executive officers during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry A. Fernandez	0	0	89,536	3,636,915
Robert Qutub	0	0	9,727	333,150
David C. Brierwood	0	0	43,414	1,627,269
C.D. Baer Pettit	0	0	20,818	844,350
Gary Retelny	0	0	18,697	758,275

(1)	The value realized is based on the closing price of MSCI common stock on the date of stock vesting.

Potential Payments Upon Termination or Change in Control

Terminations Other than due to Death, Disability, Involuntary Termination without Cause, Governmental Service or Full Career Retirement. Upon termination of a named executive officer’s employment for any reason other than due to death, disability, involuntary termination without cause, governmental service or full career retirement, his unvested RSUs, stock options and PSUs will generally be cancelled immediately. Equity awards granted to named executive officers who are eligible for full career retirement are cancelled following an involuntary termination for cause.

Death or Disability. Upon termination of a named executive officer’s employment due to death or disability (as defined in the applicable award agreement), the RSUs will vest and convert into shares, unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied within 90 days after termination, and PSUs will fully time-vest and, if not already adjusted following completion of the applicable performance period, will remain subject to adjustment based on Company performance through the end of the performance period.

Involuntary Termination. If the Company terminates a named executive officer’s employment under circumstances not involving cause (as defined in the applicable award notice) and he signs and does not revoke an agreement and release satisfactory to the Company, his RSUs will vest and convert into shares, his unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied by the later of 90 days after termination and 90 days following the fifth anniversary of the grant date, and his PSUs will fully time-vest and, if not already adjusted following completion of the applicable performance period, will remain subject to adjustment based on Company performance through the end of the performance period.

Governmental Service. Upon termination of a named executive officer’s employment as a result of commencing certain employment with a governmental employer, his RSUs will vest and convert into shares, his unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied during the 90 days before termination, and his PSUs will fully time-vest on the date of termination of employment and will performance-vest and convert into shares based on the expected (or actual, if such termination occurs after the end of the performance period) achievement of the performance metrics for the performance period (which will be determined by extrapolating the performance metrics that have been achieved as of the end of the most recent fiscal quarter prior to the date on which the named executive officer’s employment terminates). In order to be eligible for this treatment, the named executive officer must demonstrate that the divestiture of his continued interest in the equity awards is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law.

Full Career Retirement. Upon termination of a named executive officer’s employment as a result of full career retirement (as defined in the applicable award agreement), his RSUs will vest and convert into shares and his PSUs will fully time-vest and, if not already adjusted following completion of the applicable performance period, will remain subject to adjustment based on Company performance through the end of the performance period. In order to be eligible for this treatment, for RSUs and PSUs granted after November 2011, the named executive officer must not engage in competitive activity during the one-year period commencing on the date of his termination due to full career retirement. Upon retirement after reaching the age of 59 1/2, unvested stock options that are time-vested on the date of termination will price-vest by tranche if the pricing conditions for each tranche are satisfied within three years after termination.

Change in Control. In the event of a change in control (as defined in the applicable award agreement), the RSUs will vest and convert into shares, unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied during the 90 days before the change in control, and the PSUs will fully time-vest, subject to continued employment on the date of the change in control, and will performance-vest and convert into shares on the effective date of a change in control based on the expected (or actual, if the change in control occurs after the end of the performance period) achievement of the applicable performance metrics for the relevant performance period (which will be determined by extrapolating the performance metrics that have been achieved as of the end of the most recent fiscal quarter prior to the effective date of the change in control).

The following table represents the amounts to which our named executive officers or their estates or representatives, as applicable, would have been entitled to receive had their employment been terminated on December 31, 2013 or had a change in control occurred on December 31, 2013.

Name	Change in Control or Termination Due to Death, Disability, Involuntary Termination without Cause, Government Service or Full Career Retirement(1)	Change in Control or Termination Due to Death, Disability, Involuntary Termination without Cause, Government Service or Full Career Retirement (2)
Henry A. Fernandez(3)(4)	$1,075,745	$1,075,745
Robert Qutub	$2,064,852	$2,368,444
David C. Brierwood(3)	$0	$0
C.D. Baer Petit	$1,792,695	$2,074,601
Gary Retelny(3)	$0	$0

(1)

These amounts represent the values associated with the acceleration of unvested RSUs and stock options, and payout of PSUs at the target performance level. All values are based on a closing stock price of $43.72 per share as of December 31, 2013.

(2)

These amounts represent the values associated with the acceleration of unvested RSUs and stock options, and payout of PSUs at the maximum performance level. All values are based on a closing stock price of $43.72 per share as of December 31, 2013.

(3)

For Messrs. Fernandez, Brierwood and Retelny, excludes unvested but outstanding RSUs and PSUs at target, due to the awards’ Full Career Retirement provision. As of December 31, 2013, the values of these awards were $7,464,184, $2,250,268 and $1,681,996 for Messrs. Fernandez, Brierwood and Retelny, respectively. These awards would be cancelled following an involuntary termination for cause (as defined in the applicable award agreement).

(4)

The amounts shown for Mr. Fernandez represent the value of special price-vested stock options that would be required to satisfy price-vesting requirements within specified time periods in order to become exercisable.

 Item 2—Advisory Approval of our Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables MSCI’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Please refer to “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” above for an overview of the compensation of our named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on MSCI, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of MSCI’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. MSCI currently conducts annual advisory votes on executive compensation, and, following this annual meeting, we expect to conduct the next advisory vote at MSCI’s 2015 annual meeting of shareholders.

Our Board unanimously recommends a vote “FOR” the approval of the compensation of MSCI’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Director Compensation and Stock Ownership Guidelines

In fiscal 2013, each non-employee director was entitled to receive an annual cash retainer of $75,000, but could elect, under the terms of the MSCI Inc. Independent Directors’ Equity Compensation Plan, as amended, (“IDECP”), to receive an equivalent amount of our common stock in lieu of the cash retainer. In addition to the annual retainer, non-employee directors were also entitled to the following cash retainers for serving as chairs and/or non-chair members of the Board’s standing committees. These amounts were also subject to the election discussed in the preceding sentence. Directors do not receive meeting fees and employee directors do not receive any separate compensation for their Board activities.

Retainer
Committee Chair
Audit Committee	$25,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$15,000

Committee Non-Chair Member
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000

Each non-employee director was also entitled to receive an annual equity award payable in RSUs having an aggregate fair market value of $90,000 for non-employee directors and $115,000 for the Lead Director based on the closing price of our common stock as reported by the NYSE on the date of grant (any fractional shares are paid in cash).

Cash retainers and RSU awards are prorated when a director joins the Board or a Committee at any time other than the annual meeting of shareholders. RSUs granted on the date of an annual meeting of shareholders vest one year from the date of grant. RSUs not granted on the date of an annual meeting of shareholders vest on the one year anniversary of the most recent annual meeting of shareholders held prior to the date of grant. RSUs are recognized as an expense in the Company’s financial statements for financial reporting purposes with respect to fiscal 2013 in accordance with FASB ASC Subtopic 718-10.

Holders of these RSUs are entitled to participate in dividend equivalent payments and such payments may be settled in cash, shares of our common stock, or a combination thereof, to be decided by the Company in its sole discretion. Prior to the conversion, RSU holders will not have any rights as an MSCI shareholder, including the right to vote the underlying shares. The RSUs are generally non-transferable; however, our Board may, in its discretion, specify circumstances under which an award may become immediately transferable and nonforfeitable or under which the award will be forfeited. The RSUs will vest and convert immediately upon termination of service for reasons of death, disability or a change in control. If service as a director terminates for any other reason, all unvested RSUs will be cancelled and forfeited.

Non-employee directors are reimbursed for their expenses in connection with attending Board meetings.

Director Deferral Plan

On August 2, 2011, the Board adopted the MSCI Inc. Independent Directors Deferral Plan (“Deferral Plan”), which permits directors to defer receipt of shares of our common stock payable in lieu of cash retainers and/or upon conversion of RSUs vesting during the year for which an election has been submitted. Receipt of shares of our common stock may be deferred until a future date specified by the director, a separation from service (as defined by Treasury regulations), or the earlier of the two. While the Deferral Plan allows for it, the Board has not yet implemented a process for the deferral of cash payments.

Fiscal 2013 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(1)(3)(4)(5)	All Other Compensation ($)	Total ($)
Robert G. Ashe(6)	34,932	36,986	—	71,918
Benjamin F. duPont(7)	90,000	90,000	—	180,000
Alice W. Handy(8)	85,000	90,000	—	175,000
Catherine R. Kinney(9)	100,000	90,000	—	190,000
Linda H. Riefler(10)	75,000	90,000	—	165,000
George W. Siguler(11)	85,000	90,000	—	175,000
Patrick Tierney(12)	95,000	90,000	—	185,000
Rodolphe M. Vallee(13)	110,000	115,000	—	225,000

(1)

Pursuant to MSCI’s Third Amended and Restated Articles of Incorporation, directors hold office for a term expiring at the next annual meeting of shareholders. The 2013 Board term does not coincide with MSCI’s January through December fiscal year. Amounts included in the table above represent the portion of cash earned or paid, or stock awards granted, as applicable, with respect to service during fiscal 2013. All stock awards were granted during fiscal 2013.

(2)	Cash amounts in the table above include the annual retainers and committee chair and member fees as well as cash payments in lieu of fractional RSUs.
(3)

Represents the aggregate grant date fair value of RSUs granted in fiscal 2013 calculated in accordance with FASB ASC Subtopic 718-10. The fair value is calculated by multiplying the closing price of our common stock on the date of grant by the number of units awarded. For assumptions regarding these calculations, please see notes 1 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K filed on February 28, 2014. However, the values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time the RSUs vest.

(4)

On May 1, 2013, Messrs. duPont, Siguler, and Tierney, and Mmes. Handy, Kinney and Riefler each received 2,705 RSUs (determined by dividing $90,000 by $33.26, which was the closing price per share of our common stock on the grant date and a fractional amount of $31.70 was paid in cash) under the IDECP for the fiscal 2013 Board term. As the Lead Director, Mr. Vallee received 3,457 RSUs (determined by dividing $115,000 by $33.26, which was the closing price per share of our common stock on the grant date and a fractional amount of $20.18 was paid in cash) under the IDECP for the fiscal 2013 Board term. Mr. Ashe received 827 RSUs (determined by dividing the pro-rated amount of $36,986.30 by $44.71, which was the closing price per share of our common stock on the date of grant and a fraction amount of $11.13 was paid in cash) under the IDECP for the fiscal 2013 Board term. The RSUs will vest on May 1, 2014. Mmes. Handy and Kinney elected to defer receipt of such shares issuable upon vesting until the 60th day after their respective “separation from service” as a director under the Deferral Plan.

(5)

As of December 31, 2013, each of our non-employee directors had the following outstanding stock awards in the form of RSUs: Messrs. duPont, Siguler, and Tierney and Mmes. Handy, Kinney and Riefler each had 2,705 RSUs outstanding, Mr. Ashe had 827 RSUs outstanding and Mr. Vallee had 3,457 RSUs outstanding.

(6)

Mr. Ashe elected to receive 100% of the fees he is entitled to for the fiscal 2013 Board term in the form of our common stock, such fees consisting of a $30,821.92 pro-rated retainer fee for his service on the Board and a $4,109.59 pro-rated retainer fee for his service as a member of the Audit Committee. He received a total of 781 shares of our common stock and $13.00 as a cash payment for fractional shares.

(7)

Mr. duPont elected to receive $70,000 of his total fees in cash and the remainder, or $20,000, in the form of our common stock, such fees consisting of a $75,000 retainer fee for his service on the Board and a $15,000 retainer fee for his service as the Chair of the Compensation Committee. He received a total of 601 shares of our common stock and $10.74 as a cash payment for fractional shares.

(8)

Ms. Handy elected to receive 100% of the fees she is entitled to for the fiscal 2013 Board term in the form of our common stock, such fees consisting of a $75,000 retainer fee for her service on the Board and a $10,000 retainer fee for her service as a member of the Nominating and Corporate Governance Committee. She received a total of 2,555 shares of our common stock and $20.70 as a cash payment for fractional shares. Ms. Handy elected to defer receipt of such shares until the 60th day after her “separation from service” as a director under the Deferral Plan.
(9)

Ms. Kinney received a $75,000 retainer for her service on the Board for the fiscal 2013 Board term. She elected to receive 100% of the $25,000 retainer for her service as Chair of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee in the form of our common stock. She received a total of 751 shares of our common stock and $21.74 as a cash payment for fractional shares. Ms. Kinney elected to defer receipt of such shares until the 60th day after her “separation from service” as a director under the Deferral Plan.

(10)	Ms. Riefler received a $75,000 retainer fee for her service on the Board.
(11)	Mr. Siguler received a $75,000 retainer fee for his service on the Board and a $10,000 retainer fee for his service as a member of the Audit Committee.
(12)

Mr. Tierney received a $75,000 retainer fee for his service on the Board and a $20,000 retainer fee for his service as a member of the Audit Committee and Nominating and Corporate Governance Committee.

(13)	Mr. Vallee received a $75,000 retainer fee for his service on the Board and a $35,000 retainer fee for his service as Chair of the Audit Committee and a member of the Compensation Committee.

Non-Employee Director Stock Ownership Guidelines

On January 12, 2011, the Board adopted stock ownership guidelines, under which, commencing on the date of the 2013 annual shareholders’ meeting, non-employee directors are required to maintain a target level of ownership. The target level of ownership for each year is the number of shares equal to the sum of the RSUs granted to such non-employee director on the date of each of the three prior annual shareholders’ meetings. Shares counted toward these guidelines include any shares held by the director directly or indirectly and RSUs with respect to our common stock granted under the IDECP.

 Item 3—Ratification of the Appointment of MSCI Inc.’s Independent Auditor

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditors for fiscal 2014 and presents this selection to the shareholders for ratification. PwC will audit our consolidated financial statements for fiscal 2014 and perform other permissible pre-approved services.

A PwC representative will attend the annual meeting of shareholders to respond to your questions and will have the opportunity to make a statement if he or she desires to do so. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

The Audit Committee periodically reviews the engagement of the independent auditor to assess, among other things, the skills, experience, service levels and costs associated with conducting the annual audit of the Company’s financial statements. Early in fiscal 2014, the Audit Committee conducted a competitive bidding process, in which Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditor for fiscal 2013, participated, to determine the Company’s independent auditor for fiscal 2014. As a result of this process, on March 11, 2014 the Audit Committee approved the engagement of PwC as the Company’s independent auditor for fiscal 2014 and the dismissal of Deloitte.

Our Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Auditor’s Fees. The following table summarizes the aggregate fees (including related expenses; dollars in thousands) billed and accrued in fiscal years 2013 and 2012 for professional services provided by Deloitte. These fees were approved pursuant to the pre-approval policies and procedures described below.

	2013	2012
Audit fees(1)	$2,826	$1,906
Audit-related fees(2)	$209	$220
Tax fees(3)	$363	$340
All other fees	$—	$—

Total	$3,398	$2,466

(1)

Audit fees consisted of fees billed and accrued for (i) audits of our consolidated financial statements included in our Annual Reports on Form 10-K and related services, (ii) reviews of the interim condensed consolidated financial statements included in our quarterly financial statements, (iii) audits of various entities for statutory and other reporting requirements, (iv) the annual audit of the 401(k) financial statements, (v) comfort letters, consents and other services related to SEC and other regulatory filings, (vi) audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002) and (vii) accounting consultations. Audit fees for fiscal 2013 include audit fees incurred in connection with the Company’s strategic review of its Governance business.

(2)	In fiscal years 2013 and 2012, audit-related fees consisted of fees billed and accrued for SSAE 16 audit fees for RiskMetrics.
(3)	In fiscal years 2013 and 2012, tax fees consisted of advisory services related to international corporate restructuring and sales tax assistance.

Change in Independent Auditor. As discussed above, the Audit Committee approved a change in our independent auditor for fiscal 2014. As reported in the Company’s Form 8-K filed with the SEC on March 14, 2014 (the “Form 8-K”), on March 11, 2014 the Audit Committee approved the engagement of PwC as the Company’s independent auditor for fiscal 2014 and the dismissal of Deloitte.

The reports of Deloitte on our financial statements for each of the two fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for the fiscal years ended December 31, 2012 and 2013, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the matter in their report and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period through March 12, 2014.

During our fiscal years ended December 31, 2012 and 2013 and the subsequent interim period through March 12, 2014, neither we nor anyone on our behalf consulted with PwC regarding the application of accounting principles to a specified transaction, either completed or proposed, or any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

We provided Deloitte with a copy of the foregoing disclosures. We also provided Deloitte with a copy of the Form 8-K reporting the change in our independent auditor for fiscal year 2014 containing substantially the same disclosure as above and requested that Deloitte provide the Company with a letter addressed to the SEC stating whether or not Deloitte agreed with the disclosures contained therein. A copy of Deloitte’s letter, dated March 14, 2014, is filed as Exhibit 16.1 to the Form 8-K.

Pre-approval Policy of the Audit Committee of Services Performed by Independent Auditors. The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditor to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general pre-approval, if it involves a fee in excess of $400,000 or relates to tax planning and advice, it requires a separate pre-approval of the full Audit Committee. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve certain engagements not requiring approval by the full Audit Committee. The Chair must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and NYSE rules and regulations. Management reports the actual fees versus pre-approved amounts periodically throughout the year by category of service.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The charter is available under the “Corporate Governance” link under the “Investor Relations” link at www.msci.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (“independent auditor”), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NYSE and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor for the fiscal year ended December 31, 2013, Deloitte, was responsible for auditing the consolidated financial statements included in the Company’s Annual Reports on Form 10-K, reviewing the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and expressing an opinion as to their conformity with accounting principles generally accepted in the United States, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held six (6) meetings during the fiscal year ended December 31, 2013. With respect to the fiscal year ended December 31, 2013, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly and annual earnings releases;

•

reviewed and discussed the (i) quarterly unaudited consolidated financial statements and related footnotes and (ii) audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2013 with management and Deloitte;

•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•

met with Deloitte, the internal auditor and Company management in executive sessions to discuss the results of their examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs;

•	reviewed and discussed the critical accounting policies set forth in the Company’s Annual Report on Form 10-K; and

•	reviewed business and financial market conditions, including quarterly assessments of risks posed to MSCI’s operations and financial condition.

We discussed with Deloitte matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the

Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

Deloitte also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with us concerning independence, and represented that it is independent from the Company. We discussed with Deloitte their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal control over financial reporting were compatible with maintaining their independence.

During the fiscal year ended December 31, 2013, we also received regular updates on the amount of fees and scope of audit and audit-related services provided. Pursuant to the pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above under “Pre-approval Policy of the Audit Committee of Services Performed by Independent Auditors,” and following the acquisition of RiskMetrics, we approved the hiring of Deloitte Tax LLP to provide tax advisory services, including sales tax assistance from June 10, 2010 through December 31, 2013. During the fiscal year ended December 31, 2013, pursuant to previously approved engagements, Deloitte Tax LLP also provided certain services in connection with the Company’s transfer pricing structure and advice with respect to its international corporate restructuring.

Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Rodolphe M. Vallee (Chair)

Robert G. Ashe

George W. Siguler

Patrick Tierney

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance. We believe that all required reports have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our common stock.

Certain Transactions.

Transactions with Morgan Stanley. As indicated under “Beneficial Ownership of Common Stock Table—Principal Shareholders” above, Morgan Stanley filed a Schedule 13G/A on February 11, 2014 that publicly reported that it and its affiliate, MSIM, had acquired more than 5% of our common stock, but certified that such acquisition was made in the ordinary course of business and that such shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. Ms. Riefler, one of our directors, was an employee of Morgan Stanley during fiscal 2012 and part of fiscal 2013. As of February 3, 2013, Ms. Riefler was no longer affiliated with Morgan Stanley.

On August 1, 2013, the Company entered into a $100.0 million fixed dollar capped accelerated share repurchase transaction with Morgan Stanley & Co. LLC, which terminated in December 2013. Under the terms of the agreement, Morgan Stanley & Co. LLC did not receive any fees directly from MSCI. However, over the course of the life of the transaction, Morgan Stanley & Co. LLC may have made profits in connection with its hedging and risk management of the transaction.

On October 29, 2013, the Company entered into an engagement letter with Morgan Stanley & Co. LLC whereby it engaged Morgan Stanley & Co. LLC as its financial advisor in connection with the review of strategic alternatives with respect to the Institutional Shareholder Services business of the Company. The fees payable to Morgan Stanley & Co. LLC under the engagement letter are subject to the outcome of the assignment. The terms and conditions of this engagement were approved by our independent directors.

On December 5, 2013, the Company entered into the MSCI Inc. Credit Agreement Extension Amendment Fee Letter (“Fee Letter”) with Morgan Stanley Senior Funding, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., and Morgan Stanley MUFG Loan Partners, LLC, acting solely as marketing arranger for BTMU and MSSF (“MSMUFG”), pursuant to which MSMUFG agreed to act as the sole arranger and sole bookrunner in connection with an amendment to MSCI’s amended and restated credit agreement, dated as of May 4, 2012 (as amended, the “Amended and Restated Credit Agreement”), among the Company, the various lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative Agent, Swing Line Lender and L/C Issuer, and Morgan Stanley & Co. LLC, as Collateral Agent, to, among other things, extend the maturity of the term loan and revolving credit facilities thereunder. The Company agreed to pay an arrangement fee in the aggregate amount of $0.65 million. The terms and conditions of the Fee Letter were approved by our independent directors. In connection with the amendment, which was entered into on December 12, 2013, the Company also paid to Morgan Stanley & Co. LLC and/or its affiliates certain consent fees. Morgan Stanley & Co. LLC and/or its affiliates also receive certain fees in connection with the Amended and Restated Credit Agreement, including an administrative agency fee of $0.15 million during fiscal 2013.

On February 6, 2014, the Company entered into a new $100.0 million fixed dollar capped accelerated share repurchase transaction with Morgan Stanley & Co. LLC, which is structured as a capped accelerated share repurchase transactions in which, on February 7, 2014, we paid $100.0 million and received 1.7 million shares of our common stock, representing the minimum number of common shares to be repurchased based on a calculation using a specific capped price per share. This price is capped such that only under limited circumstances may we be required to deliver shares or pay cash at settlement. We anticipate that all repurchases under the February 2014 ASR Program will be completed no later than the final repurchase date in May 2014, although settlement may be accelerated under certain circumstances. Additionally, depending on the average share price through the completion date in May 2014, we may receive additional shares of our common stock under this agreement. Under the terms of the agreement, Morgan Stanley & Co. LLC will not receive any fees directly from MSCI. However, over the course of the life of the transaction, Morgan Stanley & Co. LLC may make profits in connection with its hedging and risk management of the transaction.

Morgan Stanley and/or its affiliates subscribe to, in the normal course of business, certain of our products and services. For purposes of full disclosure, revenues recognized by us from subscriptions, licenses or other fees to our products and services by Morgan Stanley and/or its affiliates for fiscal 2013 were approximately $16.05 million. These transactions are negotiated on an arm’s-length basis. These transactions were subject to review under our Related Person Transactions Policy described below.

Transactions with Other Related Persons. From time to time, shareholders that own more than 5% of our common stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm’s-length basis. These transactions were subject to review under our Related Person Transactions Policy described below.

During fiscal 2013, BlackRock, Inc., Generation Investment Management LLP, Independent Franchise Partners, LLP, Janus Capital Management LLC, The Vanguard Group, T. Rowe Price Associates, Inc. and ValueAct Capital and/or their respective affiliates subscribed to, licensed or otherwise purchased in the normal course of business, certain of our products and services. Revenues recognized by us from subscriptions, licenses and other fees related to our products and services by BlackRock, Inc., L.P., Independent Franchise Partners, LLP, Janus Capital Management LLC, The Vanguard Group and T. Rowe Price Associates, Inc. and/or their respective affiliates for fiscal 2013 were approximately $91.19 million, $0.14 million, $2.44 million, $12.24 million and $2.68 million, respectively. Revenues recognized by us from Value Act Capital and Generation Investment Management LLP and/or their respective affiliates for fiscal 2013 were not in excess of $120,000. Janus Capital Management LLC filed a Schedule 13G/A on January 31, 2014 reporting that it ceased to be a beneficial owner of 5% or more of our common stock.

Related Person Transactions Policy. Our Related Person Transactions Policy (“Policy”) governs the approval of related person transactions. For purposes of the Policy: (i) a Related Person Transaction means (1) a Transaction involving the Company in which the amount involved exceeds $120,000 in any fiscal year and a Related Person has a direct or indirect material interest and (2) any material amendment or modification to the foregoing, regardless of whether such Transaction previously has been approved in accordance with the Policy; (ii) a Related Person means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of MSCI or a nominee to become a director of MSCI, a person or entity that is known to be the beneficial owner of more than 5% of MSCI’s voting securities, excluding any beneficial owner that reports its ownership on Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act (5% Stockholder under the Policy) and the Immediate Family Members (as defined in the Policy) of any of the foregoing; provided, however, that the General Counsel may nevertheless determine that it would be advisable for specific transactions by beneficial owners reporting on Schedule 13G pursuant to Rule 13d-1(b) to be reviewed under the Policy; and (iii) a Transaction means any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, including indebtedness, guarantees of indebtedness and transactions involving employment and similar relationships. Under the Policy, the Legal and Compliance Department, in consultation with the General Counsel and outside counsel to the extent appropriate, determines whether potential Related Person Transactions are subject to review under the Policy and/or disclosure as a Related Person Transaction under SEC rules; provided that any potential Related Person Transaction with the General Counsel will be reviewed by the Chief Executive Officer and referred to the Nominating and Corporate Governance Committee, if appropriate. If the Legal and Compliance Department and the General Counsel determine that (i) the proposed Transaction constitutes a Related Person Transaction or (ii) it would be beneficial to further review the Transaction under the Policy, then, in either case, the Transaction is referred to the Nominating and Corporate Governance Committee for approval or ratification. In determining whether to approve a Related Person Transaction, the Nominating and Corporate Governance Committee considers all relevant facts and circumstances, including (if applicable) without limitation, the commercial reasonableness of the terms of the proposed Transaction, the benefit to the Company, the availability and/or opportunity costs of alternative Transactions, the materiality and character of the Related Person’s direct or indirect interest, and whether the Transaction would, or would be perceived to, present an improper conflict of interest for the Related Person taking into account (i) the size of the Transaction; (ii) the overall financial position of the Related Person; (iii) the direct or indirect nature of the Related Person’s interest in the Transaction; (iv) whether the Transaction is of an ongoing nature; and (v) any other relevant factors; and if the Related Person is a director (or an Immediate Family Member of a director), the impact on the director’s independence under applicable rules. Certain categories of Transactions set forth in the Policy have been determined not to be Related Person Transactions and are not subject to the Policy. These categories of Transactions include, among other things, (i) Transactions between MSCI and any entity in which a Related Person has a relationship solely as a director, a less than 5% equity holder of any entity whose equity securities are publicly traded, a less than 10% holder of an entity whose equity securities are not publicly traded, or an employee (other than an executive officer); provided that, (x) the Related Person does not receive any compensation or other material benefit of any kind from the other entity due, in whole or in part, to the creation, negotiation or approval of the Transaction, and (y) the Related Person is not personally involved in the creation, negotiation or approval of the Transaction, (ii) certain compensation agreements and corporate sponsored investment opportunities approved by the Compensation Committee or Board, as applicable, (iii) any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis, (iv) certain transactions involving terms established on a competitive basis (v) sales or licenses of products and services by the Company to a Related Person or to an entity in which a Related Person is an executive officer in the ordinary course of business and reflecting standard terms, including standard fees, subject to standard discounts prevailing at the time of the Transaction that would be offered at that time for comparable Transactions for or with unaffiliated third parties and where (x) to the extent the transaction involves an entity in which a Related Person is an executive officer: (1) the Related Person does not receive any compensation or other material benefit of any kind from the other entity due, in whole or in part, to the creation, negotiation or approval of the Transaction and (2) the Related Person is not personally involved in the creation, negotiation or approval of the Transaction and (y) the amount involved in the Transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is party to the Transaction and less than 2% of the annual consolidated revenues of the Company; (v) investments in financial products based on or created with the use of MSCI products and (vi) certain indemnification payments. The Nominating and Corporate Governance Committee administers the Policy and may amend it from time to time.

Other Business. We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Shareholder Nominations for Director Candidates. The Nominating and Corporate Governance Committee oversees searches for and identifies qualified individuals for membership on MSCI’s Board. See “Corporate Governance—Director Qualifications” above.

Shareholders of record may make recommendations for consideration by the Nominating and Corporate Governance Committee at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date that the proxy statement was released to shareholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2015 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by November 17, 2014. The written notice must demonstrate that it is being submitted by a shareholder of record of MSCI and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates nominees proposed by shareholders and those identified by the Nominating and Corporate Governance Committee. Shareholders must send recommendations to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

Shareholder Proposals for the 2015 Annual Meeting. Shareholders intending to present a proposal at the 2015 annual meeting of shareholders and have it included in our Proxy Statement for that meeting must submit the proposal in writing to the attention of the Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. We must receive the proposal no later than November 17, 2014.

Shareholders intending to present a proposal at the 2015 annual meeting of shareholders, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders. Therefore, the Company must receive notice of such a proposal or nomination for the 2015 annual meeting of shareholders no earlier than December 31, 2014 and no later than January 30, 2015. The notice must contain the information required by the Bylaws, a copy of which is available upon request to the Corporate Secretary.

Shareholders Sharing an Address. Consistent with notices sent to record shareholders sharing a single address, we are sending only one Notice of Internet Availability of Proxy Materials, 2013 Annual Report on Form 10-K and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the Notice of Internet Availability of Proxy Materials, 2013 Annual Report on Form 10-K or Proxy Statement as follows:

•

Record shareholders wishing to discontinue or begin householding, should contact the Corporate Secretary in writing at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 804-5273.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•

Any householded shareholder may request prompt delivery of a copy of the 2013 Annual Report on Form 10-K, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, by contacting us at (212) 804-5273 or by writing to us at Investor Relations, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, NY 10007 or by email to investor.relations@msci.com. Instructions for requesting such materials are also included in the Notice of Internet Availability of Proxy Materials.

Consent to Electronic Delivery of Annual Meeting Materials. Shareholders can access this Proxy Statement and our 2013 Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure web site. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the Proxy Statement and the 2013 Annual Report on Form 10-K, electronically in lieu of receiving them by mail. To receive materials electronically you will need access to a computer and an e-mail account. To sign up for electronic delivery, when voting using the Internet at www.proxyvote.com, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Registered shareholders that wish to revoke their request for electronic delivery at any time without charge, should contact the Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, NY 10007 or contact us at (212) 804-5273.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee. You may update your electronic address by contacting your nominee.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 30, 2014. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available free of charge at www.proxyvote.com. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Annex A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of Adjusted EBITDA to Net Income (unaudited).

	Year Ended December 31, 2013			Year Ended December 31, 2012
	Performance and Risk	Governance	Total	Performance and Risk	Governance	Total
	(in thousands)
Net Income			$222,557			$184,238
Plus: Provision for income taxes			123,064			105,171
Plus: Other expense (income), net			25,885			57,527

Operating income	$356,500	$15,006	$371,506	$334,547	$12,389	$346,936

Plus: Non-recurring stock-based compensation(1)	—	—	—	1,611	170	1,781
Plus: Depreciation and amortization of property, equipment and leasehold improvements	18,288	4,014	22,302	15,165	3,535	18,700
Plus: Amortization of intangible assets	44,798	13,405	58,203	50,017	13,281	63,298
Plus: Strategic review expenses(2)	—	1,821	1,821	—	—	—
Plus: Lease exit charge(3)	(308)	(57)	(365)	3,336	460	3,796
Plus: Restructuring costs	—	—	—	(32)	(19)	(51)

Adjusted EBITDA	$419,278	$34,189	$453,467	$404,644	$29,816	$434,460

(1)	Non-recurring stock based compensation expenses reflect costs associated with the one-time performance-based equity awards granted in connection with the acquisition of RiskMetrics in June 2010.
(2)	Associated with the previously announced decision to explore strategic alternatives for our Governance segment.
(3)	Expenses related to the exit of a lease resulting from the consolidation of our New York offices.

Notes Regarding the Use of Non-GAAP Financial Measures. MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before provision for income taxes, other expense (income), net, non-recurring stock-based compensation, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets, strategic review expenses, the lease exit charge and restructuring costs.

We believe that adjusting for strategic review expenses, the lease exit charge, restructuring costs and debt repayment and refinancing expenses is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. Additionally, we believe that adjusting for non-recurring stock-based compensation expenses, debt repayment and refinancing expenses and depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. We believe that the non-GAAP financial measures presented in this Proxy Statement facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

A-1

SUPPLEMENTAL INFORMATION REGARDING AGGREGATE RETENTION RATE AND RUN RATE

The annual Aggregate Retention Rate represents the retained subscription Run Rate (beginning subscription Run Rate less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year. If a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation for purposes of calculating our Aggregate Retention Rate. Our Aggregate Retention Rate is computed on a product-by-product basis. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. We do not calculate Aggregate Retention Rates for that portion of our Run Rate attributable to assets in investment products linked to our indexes or to trading volumes of futures and options contracts linked to our indexes.

The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects for ETF fees, the market value on the last trading day of the period, and for non-ETF funds and futures and options, the most recent periodic fee earned under such license or subscription. The December 31, 2012 Run Rate for IPD products was approximated using the trailing 12 months of revenues primarily adjusted for estimates for non-recurring sales, new sales and cancellations. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

A-2

MSCI INC.

C/O BROADRIDGE

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 29, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MSCI
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 29, 2014. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M68849-P49307 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

MSCI INC.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Henry A. Fernandez	☐	☐	☐
	1b.	Robert G. Ashe	☐	☐	☐
	1c.	Benjamin F. duPont	☐	☐	☐
	1d.	Alice W. Handy	☐	☐	☐
	1e.	Catherine R. Kinney	☐	☐	☐
	1f.	Linda H. Riefier	☐	☐	☐
	1g.	George W. Siguler	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

			For	Against	Abstain
	1h.	Patrick Tierney	☐	☐	☐
	1i.	Rodolphe M. Vallee	☐	☐	☐
2.	To approve, by non-binding vote, our executive compensation, as described in these proxy materials.		☐	☐	☐
3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M68850-P49307

MSCI INC. Annual Meeting of Shareholders April 30, 2014 2:30 PM (EDT)

This proxy is solicited by the Board of Directors of MSCI Inc. The undersigned hereby appoints each of Gary Retelny and Frederick W. Bogdan as proxies of the undersigned, each with full power of substitution, to represent the undersigned and to vote as designated on the reverse side of this proxy card all of the shares of common stock of MSCI Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of MSCI Inc. to be held on April 30, 2014 at 2:30 PM (EDT), at 7 World Trade Center, 250 Greenwich Street, 48th Floor, New York, NY 10007 and at any adjournments or postponements thereof, upon all matters that may properly come before the meeting. If no such direction is made, the proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side